SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Total System Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

M. Troy Woods

Chairman, President and

Chief Executive Officer

March 16, 2016

Dear Fellow Shareholder:

Thank you for putting your confidence and resources in TSYS. Enhancing the value of your investment remains our first priority. You are invited to attend our 2016 Annual Meeting of Shareholders on Thursday, April 28, 2016 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia.

I hope that you will be able to join us as we review 2015 and our strategy for the future. If you are unable to attend the meeting, you can listen to it live and view the slide presentation by visiting our website at www.tsys.com.

Your vote is very important to us. Whether or not you plan to attend, I encourage you to promptly submit your vote by the Internet, telephone or mail to ensure that your shares are represented at our Annual Meeting.

We value your feedback and thank you for your continued commitment to TSYS.

Sincerely,

M. Troy Woods

Total System Services, Inc.      •      Post Office Box 2506      •      Columbus, Georgia 31902-2506

Notice of The 2016 Annual Meeting of Shareholders

TIME:	10:00 a.m. Eastern Time Thursday, April 28, 2016

PLACE:	TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901

ITEMS OF BUSINESS:	(1) To elect 13 directors to serve until the next Annual Meeting of Shareholders.

(2) To ratify the appointment of KPMG LLP as TSYS’ independent auditor for the year 2016.

(3) To approve, on an advisory basis, executive compensation.

(4) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE:	You may vote if you were a shareholder of record on February 19, 2016.

ANNUAL REPORT:	A copy of the Annual Report is enclosed.

PROXY VOTING:	Your vote is important. Please vote in one of these ways:

(1) Use the toll-free telephone number shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable;

(2) Visit the website shown on your proxy card or Notice of Internet Availability of Proxy Materials, as applicable, or scan the QR code shown with your mobile device;

(3) If you received paper copies of the proxy materials, mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(4) Submit a ballot at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

By Order of the Board of Directors,

March 16, 2016

G. Sanders Griffith, III

Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be held on April 28, 2016

This Proxy Statement and Annual Report to Shareholders are available on our website at

http://annualreport.tsys.com.

PROXY STATEMENT

PROXY SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. As it is only a summary, please read the entire Proxy Statement before you vote.

2016 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: April 28, 2016,10:00 a.m. Eastern Time	Record Date: February 19, 2016
Place: TSYS Riverfront Campus Auditorium One TSYS Way Columbus, Georgia 31901	Meeting Webcast: www.tsys.com under “Investor Relations”—“Events, Webcasts and Presentations”

MEETING AGENDA AND VOTING RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page
Election of 13 Director Nominees	FOR all Director Nominees	14
Ratification of Appointment of KPMG LLP as Independent Auditor for 2016	FOR	19
Advisory Approval of Executive Compensation	FOR	45

BUSINESS HIGHLIGHTS

TSYS delivered strong operating results in 2015. Highlights include the following:

•	Total shareholder return (“TSR”) grew 47.8%, which ranked TSYS as the ninth best performing stock in the S&P 500 for 2015.

•	Adjusted earnings per share (“EPS”) from continuing operations were $2.46, an increase of 25.5% over 2014. On a GAAP basis, basic EPS from continuing operations were $1.97, an increase of 33.3% over 2014.

•	Total revenues were $2.8 billion, an increase of 13.6% over 2014. Revenues before reimbursable items were $2.5 billion, an increase of 14.0% over 2014.

•	We returned over $315.8 million to our shareholders through share repurchases and dividends.

•	We successfully completed the largest credit card conversion in payments history.

Adjusted EPS and revenues before reimbursable items are non-GAAP financial measures which are defined on page 25 of this Proxy Statement. These two metrics and relative TSR were used as the performance metrics at the enterprise level for our executive compensation program for 2015.

TSYS  -  2016 Proxy Statement    1

CORPORATE GOVERNANCE FACTS

Our Corporate Governance Policies Reflect Best Practices Including:

Annual Election of All Directors

Majority Voting and a Director Resignation Policy for Directors in Uncontested Elections

Independent Lead Director with Broad Authority and Responsibility

12 of 15 Directors are Independent

Executive Sessions of Non-Management Directors held at each Regularly Scheduled Board Meeting

Board Participation in Executive Succession Planning

Board Oversight of Risk Management With a Focus on the Most Significant Risks Facing TSYS

Director Stock Ownership Guidelines

Limitation on Outside Board and Audit Committee Service

Annual Board and Committee Self-Evaluations

Shareholder Outreach Regarding General Governance Issues and Compensation Related Matters

No Hedging of Company Stock by Directors and Executive Officers and Restrictions on Pledging

No Poison Pill

EXECUTIVE COMPENSATION

Our executive compensation program aligns to long-term shareholder value creation and attracts, motivates and retains an exceptionally talented executive team with the skills and vision required for us to become the leading global payment solutions provider. Our executive compensation program links compensation to TSYS’ performance. Performance-based pay incentives focus our management on achieving our key financial, strategic and business goals. For 2015, approximately 84% and 73%, respectively, of our CEO’s and, excluding our newly hired CIO, other named executive officers’ target total direct compensation opportunity was performance-based, with the actual amounts realized dependent upon our annual and long-term performance and our stock price. Performance-based pay includes the target 2015 Annual Incentive Program (“AIP”) cash award and Long-Term Incentive Program (“LTIP”) opportunity (delivered in the form of stock options and performance shares).

Our Executive Compensation Program Reflects Best Practices Including:

Emphasis on Performance-Based Compensation

Clawback Policy on Incentive Compensation

Double-Trigger Provisions with Pro Rata Vesting of Equity Upon Change of Control

Significant Stock Ownership Guidelines

Retention of an Independent Compensation Consultant

Annual Shareholder “Say-on-Pay” Vote

No Hedging of Company Stock and Restrictions on Pledging

No Backdating or Repricing of Stock Options

No Excise Tax Gross-Up Policy for New Agreements

No Employment Agreements with Executive Officers

We were gratified that over 94% of the votes cast in 2015 on the advisory vote on our executive officers’ compensation voted in support of the compensation paid to executive officers. Nevertheless, consistent with its strong interest in shareholder engagement, communication, and transparency, the Compensation Committee continued to examine our executive compensation program to assure alignment between the interests of our executive officers and shareholders.

2    TSYS  -  2016 Proxy Statement

Please see the Compensation Discussion and Analysis section beginning on page 24 of this Proxy Statement for a detailed description of our executive compensation.

ADDITIONAL INFORMATION

Please see Additional Information About the Annual Meeting beginning on page 46 for important information about the proxy materials, voting, the Annual Meeting, financial information and the deadlines to submit shareholder proposals for the 2017 Annual Meeting of Shareholders.

TSYS  -  2016 Proxy Statement    3

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

TSYS is committed to good corporate governance, which is designed to build long-term shareholder value, sustain our success, maintain internal checks and balances and foster responsible decision making and accountability.

TSYS has adopted Corporate Governance Guidelines and other governance practices to provide a framework for the effective governance of TSYS. Our Corporate Governance Guidelines and other governance practices are reviewed regularly by the Board and TSYS and modified as appropriate. The full text of our Corporate Governance Guidelines, Code of Business Conduct and Ethics which is applicable to all directors, officers and employees, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the independent Lead Director or with the non-management directors individually or as a group and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters can be found in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Governance is a continuing focus at TSYS, starting with the Board and extending to management and all employees. As such, the Board reviews TSYS’ policies and business strategies and advises and counsels the Chief Executive Officer and the other executive officers who manage our business.

Director Independence

The Board has determined that 12 of its 15 members are independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines. TSYS’ Board has determined that the following directors are independent: James H. Blanchard, Kriss Cloninger III, Walter W. Driver, Jr., Gardiner W. Garrard, Jr., Sidney E. Harris, William M. Isaac, Mason H. Lampton, Connie D. McDaniel, H. Lynn Page, John T. Turner, Richard W. Ussery and James D. Yancey. For a director to be considered independent, the Board must affirmatively determine that the director has no direct or indirect material relationship with TSYS. The Board has established guidelines for independence to assist it in determining director independence which are consistent with the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Section 2 of our Corporate Governance Guidelines and available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance,” the Board considers all relevant facts and circumstances in making an independence determination. The Board considered the transactions described under “Certain Relationships and Related Transactions” on page 10 and concluded that none of the transactions impaired any director’s independence under TSYS’ independence guidelines or NYSE listing standards.

Attendance at Meetings

The Board of Directors held ten meetings in 2015. All directors attended at least 75% of Board and committee meetings held during their tenure during 2015. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 99%. Although TSYS has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All of our directors attended the 2015 Annual Meeting of Shareholders.

Executive Sessions of the Board of Directors

The non-management directors meet separately in executive session at least four times a year after each regularly scheduled meeting of the Board of Directors. The independent directors meet in executive session at least once a year. The independent Lead Director presides at the meetings of non-management and independent directors. James H. Blanchard currently serves as our independent Lead Director.

Committees of the Board

TSYS’ Board of Directors has five principal standing committees — an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Technology Committee and an Executive Committee.

4    TSYS  -  2016 Proxy Statement

Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines, and satisfies the applicable SEC and NYSE additional independence requirements for the members of such committees. The following table shows the current membership of the various committees.

Name	Audit	Compensation	Corporate Governance and Nominating	Technology	Executive
James H. Blanchard					Chair
Kriss Cloninger III		Chair			✓
Walter W. Driver, Jr.		✓
Gardiner W. Garrard, Jr.				✓
Sidney E. Harris	✓			Chair	✓
William M. Isaac(1)		✓	✓
Mason H. Lampton(2)				✓
Connie D. McDaniel	✓
H. Lynn Page	Chair				✓
John T. Turner	✓		✓
Richard W. Ussery				✓
M. Troy Woods					✓
James D. Yancey			Chair	✓	✓
Number of Committee Meetings Held in 2015	8	7	6	4	0
(1)	Mr. Isaac was appointed to the Compensation Committee effective February 5, 2016. He served as a member of the Technology Committee until February 5, 2016.

(2)	Mr. Lampton was appointed to the Technology Committee effective February 5, 2016. He served as Chairman of the Compensation Committee until February 5, 2016.

Executive Committee

During the intervals between meetings of TSYS’ Board of Directors when the full Board is unable to meet in person or telephonically with respect to urgent, time sensitive matters, the Executive Committee possesses and may exercise any and all of the powers of the Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by TSYS’ governing documents, law or rule.

Audit Committee

The Report of the Audit Committee is on page 21. The Board has determined that all members of the Committee are independent under the rules of the NYSE and the SEC, financially literate under the rules of the NYSE and that H. Lynn Page and Connie D. McDaniel are “audit committee financial experts” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of TSYS’ financial statements, TSYS’ systems of internal controls and TSYS’ compliance with regulatory and legal requirements;

•	Selecting and monitoring the independence, qualifications and performance of TSYS’ independent auditor and internal auditing activities;

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors; and

•	Monitoring the effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing TSYS.

TSYS  -  2016 Proxy Statement    5

Corporate Governance and Nominating Committee

The primary functions of the Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Ensuring that procedures are in place for annual CEO performance reviews and annual reviews for succession planning and management development.

Compensation Committee

The Report of the Compensation Committee is on page 38. The primary functions of the Compensation Committee include:

•	Establishing, reviewing and approving the compensation of the Chief Executive Officer and reviewing and approving compensation amounts for all other executive officers;

•	Overseeing TSYS’ equity compensation plans;

•	Preparing the report on executive compensation to be included in TSYS’ annual proxy statement;

•	Reviewing and assessing potential risk to TSYS from its compensation practices, policies and programs; and

•	Monitoring TSYS’ management development and executive succession planning activities.

The Compensation Committee’s charter reflects these responsibilities and, except to the extent prohibited by NYSE rules or other applicable law or regulation, allows the Committee to delegate any matters within its power and responsibility to individuals or subcommittees when it deems appropriate. Information regarding TSYS’ processes and procedures for the consideration and determination of executive compensation, including the roles of TSYS’ executive officers and independent compensation consultant in the Committee’s decision making process, can be found under “Compensation Discussion and Analysis” on page 24.

Technology Committee

The primary functions of the Technology Committee include:

•	Assisting the Board and Audit Committee in their oversight of TSYS’ management of risks regarding technology, information security, disaster recovery and business continuity;

•	Reviewing and discussing with management TSYS’ assessment and management of risks associated with its technology;

•	Reviewing and discussing with management TSYS’ risk appetite and strategy and objectives relating to technology risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks and strategy and objectives: and

•	Making recommendations to the Audit Committee or the Board with respect to any of the above and other matters related to technology risks.

6    TSYS  -  2016 Proxy Statement

Board Leadership Structure

Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board including whether to separate or combine the Chief Executive Officer and Chairman positions as well as whether to have a Lead Director. Our bylaws and Corporate Governance Guidelines provide the Board with the flexibility to change the structure of the Chairman and Chief Executive Officer positions as and when appropriate. In addition, since 2003, our Corporate Governance Guidelines have required the election by the independent directors of an independent Lead Director to serve during any period when there is no independent Chairman of the Board in order to ensure that there is effective oversight by an independent board.

Board Leadership Structure

•    Chairman, President and Chief Executive Officer: M. Troy Woods

•    Independent Lead Director: James H. Blanchard

•    Audit, Compensation, Corporate Governance and Nominating and Technology Committees led by independent directors

•    Active engagement and oversight by all directors

The Board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors.

Responsibilities of the Independent Lead Director

Under our Corporate Governance Guidelines, the responsibilities of the independent Lead Director include:

•	providing leadership to ensure the Board works in an independent, cohesive fashion, which includes evaluating the CEO’s and Board’s performance on an ongoing and annual basis;

•	serving as a liaison with TSYS’ shareholders;

•	developing the agenda for Board meetings with the Chairman of the Board, Board and Corporate Secretary;

•	having the authority to call meetings of the independent and non-management directors, as needed;

•	ensuring Board leadership in times of crisis;

•	developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions;

•	chairing Board meetings when the Chairman of the Board is not in attendance;

•	working with the Chairman of the Board regarding meeting schedules to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;

•	attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board; and

•	being available, upon request, for consultation and direct communication with major shareholders.

Meetings of Non-Management Directors and Rationale for Structure

Our Corporate Governance Guidelines provide that non-management directors will meet in executive session at least four times a year and that our independent directors will meet in executive session at least once a year. As noted above, our Lead Director chairs these executive sessions which allow the Board to review key decisions and to discuss matters in a manner that is independent of the Chief Executive Officer, and where necessary, critical of the Chief Executive Officer and senior management.

The Board believes that the leadership of both the Board and TSYS by Mr. Woods is in the best interests of TSYS and its shareholders as it enhances communication between the Board and management and allows Mr. Woods to more effectively execute TSYS’ business plans and confront its challenges. The Board believes that the appointment of a strong independent Lead Director and the use of regular executive sessions of the non-management directors, along with the Board’s strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.

TSYS  -  2016 Proxy Statement    7

Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing TSYS. A fundamental part of risk oversight is not only understanding the material risks the company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the Board of Directors in reviewing TSYS’ business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk for TSYS. The Board recognizes that it is neither possible nor prudent to eliminate all risk. In fact, thoughtful and appropriate risk-taking is essential for TSYS to remain competitive and to achieve its long-term strategic objectives.

Oversight of Risk

•    The Board oversees risk management.

•    Board Committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•    TSYS management is charged with managing risk, through robust internal processes and effective internal controls.

The Board exercises its oversight responsibility for risk both directly and through the Audit, Compensation, Corporate Governance and Nominating, and Technology Committees. Management of TSYS, which is responsible for day-to-day risk management, maintains an enterprise risk management process. The enterprise risk management process is designed to identify and assess TSYS’ risks, and to develop steps to mitigate and manage risks. On at least an annual basis, our Chief Risk, Compliance and Privacy Officer presents a report to the full Board and the Board discusses the most significant risks that TSYS is facing and the steps management has taken or will take to mitigate those risks. In addition, the full Board is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs.

The Audit Committee has primary responsibility for overseeing TSYS’ enterprise risk management framework and programs. The Committee regularly discusses our major financial risk exposures, financial reporting, internal controls, key operational risks, market risks and compliance, and the enterprise risk management framework and programs. TSYS’ executive management engages with and/or reports to the Committee on a regular basis to address high priority risks.

The Technology Committee assists the Board and the Audit Committee in the oversight of TSYS’ management of risks regarding technology, information security, disaster recovery and business continuity, including, but not limited to, risks in these four areas related to hardware, software, personnel, architecture, organizational structure, management, resource allocation, innovation, and research and development. The Committee oversees and reviews management’s assessment and management of these technology risks and regularly discusses with management TSYS’ risk appetite and strategy relating to these risks.

The Corporate Governance and Nominating Committee oversees risks related to our overall corporate governance structure and processes, including board and committee composition, board size and structure, independence and risks arising from related party transactions.

The Compensation Committee oversees the risks associated with management resources, succession planning and management development and our compensation structure and programs, including evaluating and assessing risks arising from our compensation policies and practices for all employees, as discussed further below.

Management recently conducted a risk assessment to evaluate the risks associated with TSYS’ compensation practices, policies and programs for all employees, including the named executive officers. Management’s analysis was reviewed with the Compensation Committee at its February 2016 meeting. Based on this review and assessment, we do not believe our compensation programs encourage excessive or inappropriate risk-taking that is reasonably likely to result in a material adverse effect on TSYS.

Shareholder Engagement

We believe that building positive relationships with our shareholders is critical to TSYS’ long-term success. We value the views of our shareholders and we have both face-to-face meetings and conference calls with them during the year on subjects such as capital allocation, our performance, the regulatory environment, corporate governance and executive compensation in an effort to ensure that management and the Board understand and consider the issues that matter most to our shareholders and to enable TSYS to attempt to address them effectively.

8    TSYS  -  2016 Proxy Statement

Board and Committee Evaluations

Each year, our Board and committees conduct self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board; to assess their effectiveness and adherence to our Corporate Governance Guidelines and committee charters; and to identify opportunities to improve Board and committee performance.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the independent Lead Director, or the non-management directors individually or as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel’s Office, One TSYS Way, Columbus, Georgia 31901 or by calling (888) 467-2881. These procedures are also available in the Corporate Governance section of our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.” The process for handling shareholder and other communications to the Board has been approved by TSYS’ independent directors.

Board Composition

Nominating Process and Director Recruitment

The Corporate Governance and Nominating Committee reviews potential director candidates and recommends nominees to the Board for approval. The Committee assesses the size and composition of the Board each year and seeks input from each director with respect to the current composition of the Board in light of TSYS’ current and future business strategies as a means to identify any backgrounds or skill sets that may be helpful in maintaining or improving alignment between Board composition and our business. In assessing Board composition and selecting and recruiting director candidates, the Committee believes it is important to have a mix of experienced directors with a deep understanding of TSYS and others who bring a fresh perspective. In this regard, the Committee recruited two new directors in 2014. Additionally, the Board appointed Pamela A. Joseph to serve as a member of the Board beginning in March 2016 and to serve as TSYS’ President and Chief Operating Officer, effective May 1, 2016. Ms. Joseph is standing for re-election as a director at the 2016 Annual Meeting.

The Committee is aware that a long-tenured board and/or long-tenured directors may be believed by some to contribute to a lack of diversity and fresh perspectives, and may also diminish a director’s independence. The Committee appreciates these concerns and has been focused on director refreshment and succession planning for several years in light of recent director retirements and additional retirements that will take place in 2016 and 2017. In anticipation of at least four director retirements in 2016 and 2017, the Committee is actively engaged in succession planning and, depending upon what the Board determines the appropriate size of the Board to be at that time, will seek directors who meet the criteria described under “Director Qualifications” below.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria considered by the Committee in recommending nominees for a position on TSYS’ Board. The Committee believes that, at a minimum, a director candidate must possess the personal qualities of personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, and be willing to make, and financially capable of making, the required investment in TSYS’ stock pursuant to our Director Stock Ownership Guidelines. The Committee considers, among other things, the following criteria when reviewing a director candidate and existing directors:

•	The extent of the director’s/potential director’s business, educational, governmental, non-profit or professional acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and our independence guidelines (where independence is desired);

•	Whether the director/potential director has the financial acumen or other professional or business experience relevant to an understanding of TSYS’ business; and

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS’ current or future business, will add specific value as a Board member.

TSYS  -  2016 Proxy Statement    9

In addition, in accordance with our Corporate Governance Guidelines, no person 75 years or older is eligible for election as a member of the Board.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Although the Board does not have a formal policy on diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. The Committee actively considers diversity in recruitment and nominations of directors.

Identifying and Evaluating Nominees

The Committee has two primary methods for identifying director candidates (other than those proposed by TSYS’ shareholders, as discussed below). First, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee may use its authority under its charter to retain at TSYS’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. Director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee and other Committee members will interview the candidate and communicate the evaluation to executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

During 2015 and 2016, the Committee sought to recruit an additional Board member who aligns with TSYS’ long-term growth strategy. Following consideration of candidates submitted by directors and members of management, including a comprehensive review of the candidates’ abilities and qualifications, the Committee recommended that Pamela A. Joseph be elected to the Board. Ms. Joseph was recommended by the Chief Executive Officer. The Board has also appointed Ms. Joseph to serve as TSYS’ President and Chief Operating Officer, effective May 1, 2016.

Shareholder Candidates

The Committee will also consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as our bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee’s evaluation process does not vary based upon whether a candidate is recommended by a shareholder; provided, however, the procedural requirements set forth in our bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 49 must be met.

Certain Relationships and Related Transactions

Related Party Transaction Policy

The Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of TSYS, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) TSYS is a participant; and (3) any related party of TSYS (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of TSYS stock, or their immediate family members) has or will have a direct or indirect material interest.

In determining whether to approve or ratify a related party transaction, the Committee must consider, in addition to other factors it deems appropriate, whether the transaction is on terms no less favorable to TSYS than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The policy does not apply to transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Board.

10    TSYS  -  2016 Proxy Statement

Related Party Transactions

Mack Paul Daffin, Jr., the son-in-law of director Philip W. Tomlinson, was employed by TSYS as a senior director of distributed technology during 2015. Mr. Daffin received $344,280 in compensation during 2015. John Dale Hester, the son-in-law of director Richard W. Ussery, was employed by TSYS as a group executive, relationship management during 2015. Mr. Hester received $264,703 in compensation during 2015. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a senior director of sales and marketing during 2015. Mr. Hunter received $172,276 in compensation during 2015. Charles D. Todd, the brother of Paul M. Todd, Senior Executive Vice President and Chief Financial Officer of TSYS, was employed by TSYS as a senior director of finance and accounting during 2015. Mr. Todd received $251,503 in compensation during 2015. None of the employees listed above is an executive officer of TSYS. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS. The employment relationships described above did not require review, approval or ratification under TSYS’ Related Party Transaction Policy as they began prior to the adoption of the policy by the TSYS Board.

During 2011, TSYS made a capital commitment of $20 million to TTV Fund III, L.P. (“Fund III”), a private equity fund engaged in private equity investment transactions. As of January 31, 2016, TSYS had funded approximately 74% of its capital commitment and held approximately 49% of the membership interests in Fund III. TSYS will be entitled to receive 39.9% of any profit allocations made by Fund III. Gardiner W. Garrard, III, the son of director Gardiner W. Garrard, Jr., owns an interest in the general partner which manages Fund III. As a result of this ownership interest, Gardiner W. Garrard, III will be entitled to receive 29.2% of any profit allocations made by Fund III to its general partner. Fund III has entered into an agreement with TTV Capital, LLC (“TTV”) pursuant to which TTV provides investment management administrative services to Fund III. Gardiner W. Garrard, III owns 50% of the membership interests in TTV and also serves as its managing partner. During 2015, TSYS paid TTV a management fee of $339,195 as a result of its investment in Fund III.

During 2015, TSYS made a capital commitment of $20 million to TTV Fund IV, L.P. (“Fund IV”), a private equity fund engaged in private equity investment transactions. As of January 31, 2016, TSYS had funded approximately 2% of its capital commitment and held approximately 39% of the membership interests in Fund IV. TSYS will be entitled to receive 31% of any profit allocations made by Fund IV. Gardiner W. Garrard, III owns an interest in the general partner which manages Fund IV. As a result of this ownership interest, Gardiner W. Garrard, III will be entitled to receive 27.5% of any profit allocations made by Fund IV to its general partner. Fund IV has entered into an agreement with TTV pursuant to which TTV provides investment management administrative services to Fund IV. As noted above, Gardiner W. Garrard, III owns 50% of the membership interests in TTV and also serves as its managing partner. During 2015, TSYS paid TTV a management fee of $166,304 as a result of its investment in Fund IV. The terms of these transactions are comparable to those provided for between similarly situated unrelated third parties in similar transactions and these transactions were approved pursuant to TSYS’ Related Party Transaction Policy.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationship in evaluating the independence of our independent directors and determined that it does not constitute a direct or indirect material relationship with TSYS. An entity of which Mr. Cloninger serves as an executive officer made payments to and received payments from TSYS for merchant processing and printing and related services, respectively, in the ordinary course of business during 2015, which payments were significantly less than the greater of two percent of the annual revenues for that entity or TSYS, or $1 million, and therefore satisfy the Board’s guidelines for independence.

TSYS  -  2016 Proxy Statement    11

DIRECTOR COMPENSATION

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board compensation programs for non-employee directors, which review is conducted annually. TSYS does not pay directors who are employees for Board service in addition to their regular employee compensation. As part of its review of director compensation, the Committee periodically engages an outside consultant to report on director compensation practices and levels, but did not do so in 2015. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee about types and amounts of appropriate compensation for directors. During 2015, the annual cash Board retainer was increased by $5,000, the value of the annual equity award was increased by $18,000 and the Lead Director’s cash retainer was increased by $15,000.

The compensation program for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of TSYS’ size; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for shareholders to understand.

Cash Compensation of Directors

The annual cash retainer for non-employee directors is $75,000. Compensation Committee and Technology Committee members receive an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receive an additional cash retainer of $7,500 and Audit Committee members receive an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee receives a $7,500 cash retainer, the Chairpersons of the Compensation and Technology Committees receive a $10,000 cash retainer, the Chairperson of the Audit Committee receives a $15,000 cash retainer and the Lead Director receives a $20,000 cash retainer. In addition, directors may from time to time receive compensation for serving on special committees of the TSYS Board. Directors are not compensated for serving on the Executive Committee.

Deferral Program

Non-employee directors may elect to defer all or a portion of their cash compensation under the Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Mr. Driver deferred cash compensation under this plan during 2015.

Equity Compensation of Directors

Non-employee directors receive an annual equity award with a fixed value of $130,000, with 50% awarded in the form of fully vested stock options and 50% in the form of fully vested shares. These awards are designed to create equity ownership and to focus directors on the long-term performance of TSYS.

Stock Ownership Guidelines

The equity awards to non-employee directors assist and facilitate directors’ fulfillment of their stock ownership requirements. TSYS’ Corporate Governance Guidelines require all directors to accumulate over time shares of TSYS stock equal in value to at least three times the value of their annual retainer for Board service. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of TSYS’ directors to that of TSYS’ shareholders and the long-term performance of TSYS. All directors currently comply with our ownership guidelines.

12    TSYS  -  2016 Proxy Statement

The following table summarizes the compensation paid to non-employee directors during the year ended December 31, 2015.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
James H. Blanchard	$95,000	$65,000	$64,216	—		$225,000
Kriss Cloninger III	85,000	65,000	64,216	—		215,000
Walter W. Driver, Jr.	85,000	65,000	64,216	—		215,000
Gardiner W. Garrard, Jr.	85,000	65,000	64,216	—		215,000
Sidney E. Harris	110,000	65,000	64,216	—		240,000
William M. Isaac	92,500	65,000	64,216	—		222,500
Pamela A. Joseph(3)	—	—	—	—		—
Mason H. Lampton	95,000	65,000	64,216	—		225,000
Connie D. McDaniel	90,000	65,000	64,216	—		220,000
H. Lynn Page	105,000	65,000	64,216	—		235,000
Philip W. Tomlinson	75,000	65,000	64,216	$390,231	(4)	595,231
John T. Turner	97,500	65,000	64,216	—		227,500
Richard W. Ussery	85,000	65,000	64,216	—		215,000
James D. Yancey	100,000	65,000	64,216	—		230,000
(1)	This column represents the aggregate grant date fair value of 1,586 fully vested shares awarded to non-employee directors in 2015 calculated in accordance with FASB ASC Topic 718. The fair values of the awards granted on May 11, 2015 were calculated using the closing stock price on May 11, 2015 of $40.98.

(2)	This column represents the aggregate grant date fair value of 7,546 fully vested stock options awarded to non-employee directors in 2015 calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. The fair values of the awards granted on May 11, 2015 were calculated using the closing stock price on May 11, 2015 of $40.98, which is the exercise price for the stock options. For a discussion of the assumptions used in calculating the values of the stock option awards reported in this column, see Note 19 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2015. At December 31, 2015, each non-employee director held 31,616 vested unexercised stock options that were awarded as director compensation except Mr. Page, Mr. Isaac, Ms. McDaniel and Mr. Yancey, who held 14,597 unexercised options, and Mr. Ussery and Mr. Tomlinson, who each held 7,546 unexercised options. The stock options granted on May 11, 2015 expire on May 10, 2025.

(3)	Ms. Joseph was elected as a director in March 2016 and as such did not receive any compensation in 2015.

(4)	Mr. Tomlinson served as an executive officer and Chairman of the Board of TSYS until his retirement on April 28, 2015. This amount includes Mr. Tomlinson’s salary of $228,397, reimbursement for accrued but unused vacation upon retirement of $67,308, allocation to the qualified defined contribution plan of $13,250 and allocation to the nonqualified deferred compensation plan of $22,667. The amount also includes the cost incurred by TSYS in connection with providing the perquisites of an automobile allowance and financial planning services and the incremental cost to TSYS for reimbursement of club dues and personal use of the corporate aircraft, none of which exceeded $25,000. The amount also includes $35,827, which is the amount paid by TSYS for two paintings that were presented to Mr. Tomlinson as retirement gifts.

Mr. Tomlinson’s Transition and Retirement and Consulting Arrangements

In June 2014, Mr. Tomlinson notified our Board of his decision to retire as the Chief Executive Officer effective July 31, 2014 but to remain as an executive officer and Chairman of the Board until the 2015 Annual Meeting. In his role as Executive Chairman, Mr. Tomlinson assisted in the smooth and orderly transition of our executive leadership and provided support for our business development activities by working to maintain client relationships. In connection with his retirement as Chief Executive Officer, in June 2014 we entered into a Transition and Retirement Agreement with him as was described in our 2015 Proxy Statement.

We also entered into a Restrictive Covenant Agreement and a Consulting Agreement with him in June 2014. Under the Restrictive Covenant Agreement, Mr. Tomlinson has agreed to certain non-disclosure, non-competition, non-solicitation and non-disparagement covenants for a period of two years from and after the date when he retires from his position as a director of TSYS. The Consulting Agreement will commence upon Mr. Tomlinson’s retirement. He has agreed to serve as a consultant to us for a period of two years following his retirement, providing consulting services related to business development, maintenance of client relationships, executive and board development and such other matters as may be requested by the Chief Executive Officer. We will pay Mr. Tomlinson $500,000 per year during the term of the Consulting Agreement. We may terminate the Consulting Agreement if Mr. Tomlinson breaches any obligation under the Consulting Agreement, the Restrictive Covenant Agreement, or any other agreement with us.

TSYS  -  2016 Proxy Statement    13

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our Board of Directors is pleased to present the 13 nominees listed on pages 14 through 18 of this Proxy Statement for election as directors at the Annual Meeting. All of the 13 nominees are currently serving on our Board and were elected by shareholders at the 2015 Annual Meeting, except Ms. Joseph who was elected by the Board in March 2016. H. Lynn Page and Gardiner W. Garrard, Jr., current members of our Board, will not be standing for re-election at the Annual Meeting due to having reached mandatory retirement age. We thank Mr. Page and Mr. Garrard for their outstanding service. Our directors determine the size of the Board and for purposes of the Annual Meeting, the number is fixed at 13.

Nominees for Election as Directors

All nominees for director have been nominated by the Corporate Governance and Nominating Committee and approved by the Board for election as directors and, if elected, will hold office until the 2017 Annual Meeting. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

The 13 nominees for director were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Director Qualifications” on page 9. The Committee evaluates each individual in the context of the Board as a whole with the objective of recommending a group of directors that can best perpetuate the success of TSYS’ business and represent the long-term interests of shareholders.

The Committee determined that each director nominee possesses the personal qualities of personal and professional integrity, sound judgment and forthrightness; has sufficient time to dedicate to the affairs of TSYS; is free from conflicts of interest with TSYS; is able to work in a collegial manner; and is in compliance with the requirements of the Director Stock Ownership Guidelines. The Committee also assessed the experience and qualifications of each director nominee. To follow is certain information with respect to each director nominee, including information with respect to the specific experience, qualifications or skills that contributed to his or her selection as a member of our Board of Directors.

The Board of Directors Recommends That You Vote “FOR” All of the Following Nominees.

James H. Blanchard

Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Chairman, Board of Advisors, Jordan-Blanchard Capital, LLC

Age 74

Director since 1982

Mr. Blanchard has served as Chairman of the Board of Advisors of Jordan-Blanchard Capital, LLC, a private equity investment company, since 2014, and served as Chairman of its Board of Directors from 2011 until 2014. Mr. Blanchard previously served as Chairman of the Board and Chief Executive Officer of Synovus Financial Corp., a financial services company (“Synovus”). Mr. Blanchard served for 35 years (1970-2005) as the chief executive officer of Synovus or its subsidiary, Columbus Bank and Trust Company (the predecessor to Synovus Bank). Mr. Blanchard was elected as executive Chairman of the Board of Synovus in 2005 and retired from that position in 2006. Mr. Blanchard continued to serve as a director of Synovus until 2012. Mr. Blanchard was elected Chairman of the Executive Committee of TSYS in 1992. Although he continues to serve in this capacity, he retired as an executive officer of TSYS in conjunction with his retirement as an executive officer of Synovus in 2006.

Mr. Blanchard has served as a director of AT&T Corporation and BellSouth Corporation. Mr. Blanchard’s business experience includes service on the boards of the Financial Services Roundtable, BITS (formerly, Bankers

14    TSYS  -  2016 Proxy Statement

Information Technology Secretariat), the American Bankers Association, the Georgia Chamber of Commerce and the Georgia Research Alliance, and membership with The University of Georgia Dean’s Advisory Board for the Terry College of Business. Mr. Blanchard is a graduate of the University of Georgia, and he earned a law degree from the University of Georgia School of Law. Mr. Blanchard’s leadership and consensus-building skills, experience as the principal executive officer of a public company in the financial services industry, experience in the payment services industry and understanding of TSYS’ business and historical development give TSYS’ Board valuable insights related to matters of strategic importance.

Kriss Cloninger III

President, Aflac Incorporated

Age 68

Director since 2004

Mr. Cloninger has served as President and as a director of Aflac Incorporated, an insurance holding company, since 2001. Mr. Cloninger also served as Chief Financial Officer of Aflac from the time he joined the company in 1992 until June 2015. Mr. Cloninger also serves as a director of Tupperware Brands Corporation and is a member of its Compensation Committee. Mr. Cloninger’s business experience includes serving as a principal with KPMG LLP. Mr. Cloninger is a fellow of the Society of Actuaries and a member of the American Academy of Actuaries. Mr. Cloninger is a graduate of the University of Texas at Austin and he earned a Masters degree in business administration from the University of Texas at Austin. Mr. Cloninger’s experience as a principal financial officer of a public company with a strong international business provides an important perspective to the TSYS Board as TSYS expands internationally.

Walter W. Driver, Jr.

Chairman - Southeast, Goldman, Sachs & Co.

Age 70

Director since 2002

Mr. Driver has served as Chairman-Southeast of Goldman, Sachs & Co., an investment banking and securities firm, since 2006. Mr. Driver practiced law with the law firm of King & Spalding from 1970 until 2006, and served as Managing Partner or Chairman of the firm from 1999 until 2006. Mr. Driver’s law practice focused on many aspects of representation of financial institutions, including financing transactions. Mr. Driver also serves as a director of Equifax Inc. and is a member of its Compensation and Governance Committees. Mr. Driver is a graduate of Stanford University and he earned a law degree from the University of Texas School of Law. Mr. Driver’s legal training and experience, his negotiating skills, risk assessment skills and understanding of complex financial transactions benefit the TSYS Board in its discussion of strategic matters.

Sidney E. Harris

Professor and Dean, Retired, Georgia State University

Age 66

Director since 1999

Mr. Harris served as a professor at Georgia State University from 1997 until his retirement in 2014. From 1997 until 2004, Mr. Harris also served as the Dean of the J. Mack Robinson College of Business at Georgia State University. In 1987, Mr. Harris joined the faculty of the Peter F. Drucker Graduate School of Management at the Claremont Graduate School and served as Dean of Drucker from 1991 until 1996. His research has focused on strategy implementation, general management and the strategic use of information in the strategy, structure and culture of high performance organizations. He has lectured internationally at several universities, and served as a member of the board of the Society of International Business Fellows. Mr. Harris serves as a director of the RidgeWorth Funds and is a member of its Audit Committee. Mr. Harris has also served as a director of the Multi-Manager Portfolio Funds, The ServiceMaster Company and Transamerica Investors, Inc. Mr. Harris is a graduate of Morehouse College and he earned a PhD in operations research at Cornell University. Mr. Harris’ knowledge of best practices in executive management, familiarity with international business practices and expertise in corporate strategy implementation and risk management help the TSYS Board address challenges that TSYS encounters as it expands internationally and manages enterprise risk.

TSYS  -  2016 Proxy Statement    15

William M. Isaac

Senior Managing Director, FTI Consulting

Age 72

Director since 2014

Mr. Isaac has served as Senior Managing Director of FTI Consulting (“FTI”) since 2011. Mr. Isaac also serves as Global Head of FTI’s Financial Institutions practice. Mr. Isaac founded The Secura Group, a leading financial institutions consulting firm, in 1986. The Secura Group was acquired by FTI in 2011. Prior to forming The Secura Group, Mr. Isaac served for almost eight years on the Board of the Federal Deposit Insurance Corporation, serving as Chairman for nearly five years. Mr. Isaac also serves as Chairman of Isaac Property Companies. Mr. Isaac’s business experience includes serving as the former Chairman of Fifth Third Bancorp, and as a former director of MPS Group, Trans Union Corporation, The Associates and Amex Centurion Bank. Mr. Isaac is a graduate of Miami University and he earned a law degree from The Ohio State University College of Law. Mr. Isaac’s experience in the financial services industry exceeds 40 years of service in the role of lawyer, consultant, regulator and director which provides the TSYS Board with invaluable resources regarding the financial services industry.

Pamela A. Joseph

President and Chief Operating Officer - Elect, Total System Services, Inc. (effective May 1, 2016)

Age 57

Director since 2016

The Board has appointed Ms. Joseph to serve as TSYS’ President and Chief Operating Officer, effective May 1, 2016. Ms. Joseph served as Vice Chairman, Payment Services, of U.S. Bancorp and Chairman and Chief Executive Officer of Elavon, Inc., a wholly owned subsidiary of U.S. Bancorp, from December 2004 until her retirement in June 2015. U.S. Bancorp Payment Services and Elavon, Inc. manage and facilitate consumer, small business and corporate card issuing, as well as merchant payment processing. Ms. Joseph also serves as a director of TransUnion and is a member of its Audit and Compliance Committee, a director of Paychex, Inc. and is a member of its Audit Committee and as a director of Centene Corporation and is a member of its Audit and Compensation Committees. Ms. Joseph is a graduate of the University of Illinois at Champaign-Urbana. Ms. Joseph’s extensive executive experience in the financial services and payments industries, her wealth of technology experience and her experience with major acquisitions and international expansion provide valuable insight and resources to the TSYS Board as TSYS expands its offering of payment services and manages technology risks.

Mason H. Lampton

Chairman of the Board, Standard Concrete Products, Inc.

Age 68

Director since 1986

Mr. Lampton has served as Chairman of the Board of Standard Concrete Products, Inc., a privately held construction materials company, since 2004. From 1996 until 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products, which he founded in 1996. Prior to 1996, Mr. Lampton served as President and Chairman of the Board of The Hardaway Company, a construction company. Mr. Lampton previously served as a director of Synovus. His prior business experience also includes serving as a director and as a member of the Audit Committee of another public company, Citizens Fidelity Corporation. He has served as a member of the TSYS and Synovus Audit Committees, Executive Committees and Compensation Committees. Mr. Lampton is a graduate of Vanderbilt University. Mr. Lampton’s skills in risk management and directing corporate strategy and his public company board expertise provide the TSYS Board with valuable insights as the Board oversees TSYS’ strategic development.

16    TSYS  -  2016 Proxy Statement

Connie D. McDaniel

Vice President and Chief of Internal Audit, Retired, The Coca-Cola Company

Age 57

Director since 2014

Ms. McDaniel was elected Vice President and Chief of Internal Audit of The Coca-Cola Company in 2009 and retired from that position in 2013. Prior to 2009, Ms. McDaniel served for over 20 years in various capacities with The Coca-Cola Company, including Vice President Global Finance Transformation and Vice President and Controller. She also held finance leadership positions with The Coca-Cola Company in Operating Units in both Germany and Thailand. Ms. McDaniel serves as a director of RidgeWorth Funds and Chairs its Audit Committee. Ms. McDaniel is a graduate of Georgia State University. Ms. McDaniel’s experience as the chief audit executive of a public company, her financial expertise and her international business experience provide valuable resources to the TSYS Board as TSYS expands internationally and manages financial reporting and enterprise risk.

Philip W. Tomlinson

Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc.

Age 69

Director since 1982

Mr. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. He retired from his position as Chief Executive Officer in July 2014 and retired from his position as Chairman of the Board in April 2015. From 1982 until 2006, Mr. Tomlinson served in various capacities with TSYS, including Chief Executive Officer and President. Since TSYS’ incorporation in December 1982, Mr. Tomlinson has played a key role in almost every major relationship that has shaped TSYS’ development. Mr. Tomlinson is a director of Synovus, a member of the Financial Services Roundtable, a graduate of Louisiana State University’s School of Banking of the South, former Chairman of the Columbus State University Board of Trustees and a member of the Board of Directors of the Georgia Department of Economic Development. Mr. Tomlinson’s leadership skills, his relationship-building and risk management skills, his extensive knowledge of and years of experience with TSYS and his knowledge and understanding of the payment services and financial services industries provide invaluable resources to TSYS’ Board.

John T. Turner

Private Investor

Age 59

Director since 2003

Mr. Turner is a private investor and a director of the W.C. Bradley Co., a privately held consumer products goods company. Mr. Turner served for 20 years in various capacities with the W.C. Bradley Co. and/or its subsidiaries, including President of Bradley Specialty Retailing, Inc. Mr. Turner has for many years been actively involved in initiatives encompassing a variety of entrepreneurial, social and environmental interests. Mr. Turner is a graduate of Vanderbilt University. Mr. Turner’s experience in business management, corporate strategy development, including international business, and risk assessment provide the TSYS Board with a valuable perspective on matters relating to TSYS’ strategic growth and enterprise risk management.

Richard W. Ussery

Chairman of the Board and Chief Executive Officer, Retired, Total System Services, Inc.

Age 68

Director since 1982

Mr. Ussery retired as an executive employee of TSYS in 2005 and served as a non-executive Chairman of the Board until 2006. Prior to 2005, Mr. Ussery served for over 40 years in various capacities with TSYS or Synovus’ subsidiary, Columbus Bank and Trust Company, including Chairman of the Board and Chief Executive Officer of

TSYS  -  2016 Proxy Statement    17

TSYS. His business experience includes serving as a director of the Georgia Power Company, an electric utility subsidiary company of Southern Company. Mr. Ussery is a graduate of Auburn University. Mr. Ussery’s leadership skills, extensive knowledge of and experience in the payment services and financial services industries and understanding of TSYS’ technology, business and historical development give him unique insights into our company’s challenges, opportunities and business.

M. Troy Woods

Chairman of the Board, President and Chief Executive Officer, Total System Services, Inc.

Age 64

Director since 2003

Mr. Woods was elected President and Chief Executive Officer of TSYS in July 2014, and assumed the position of Chairman of the Board in April 2015. From 1987 until 2014, Mr. Woods served in various capacities with TSYS, including President and Chief Operating Officer. Mr. Woods is a graduate of Columbus State University, the University of Virginia’s Graduate School of Retail Bank Management and Louisiana State University’s School of Banking of the South. Mr. Woods is also a member of the Columbus State University Board of Trustees. Mr. Woods’ business experience includes service in the financial services industry in a variety of capacities, including as a senior vice president of consumer lending. Mr. Woods has been involved in directing TSYS’ international expansion, strategic planning activities, mergers and acquisitions, negotiations with major clients and the continual improvement of TS2, TSYS’ core payments engine. Mr. Woods’ extensive knowledge of TSYS’ business, operations and employees, risk management and negotiating skills, as well as his extensive experience in the payment services and financial services industries provide invaluable resources to TSYS’ Board.

James D. Yancey

Chairman of the Board, Retired, Synovus Financial Corp. and Columbus Bank and Trust

Age 74

Director since 1982

Mr. Yancey retired as an executive employee of Synovus in 2004 and served as a non-executive Chairman of the Board until 2005. Mr. Yancey also served as a non-executive Chairman of the Board of Synovus during 2010. Mr. Yancey was elected as an executive officer Chairman of the Board of Synovus in 2003. Prior to 2003, Mr. Yancey served for over 45 years in various capacities with Synovus and/or its subsidiary, Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company. Mr. Yancey continued to serve as a director of Synovus until 2014. His business experience includes service as a member of the Financial Services Roundtable, the Board of Regents of the University System of Georgia and as a director of the Georgia Chamber of Commerce. Mr. Yancey is a graduate of Columbus State University. Mr. Yancey provides a valuable perspective to the TSYS Board based on his experience in overseeing the management of a bank engaged in the credit card business, as a large portion of TSYS’ customer base is comprised of credit card issuing banks.

18    TSYS  -  2016 Proxy Statement

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements and our internal control over financial reporting. The Committee has appointed the firm of KPMG LLP as the independent auditor for TSYS for 2016. KPMG has served as our independent auditor since 1983.

The Committee annually reviews KPMG’s independence and performance in deciding whether to retain KPMG or engage another firm as our independent auditor. In the course of these reviews, the Committee considers, among other things, the quality and efficiency of the services provided by the independent auditor and KPMG’s historical and recent performance on the TSYS audit. A new Lead Engagement Partner is designated at least every five years to provide a fresh perspective. A new Lead Engagement Partner was designated for 2015 in consultation with the Audit Committee.

Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

The Board of Directors Recommends That You Vote “FOR” The Ratification of The Appointment of KPMG LLP as the Independent Auditor.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS’ annual financial statements for the years ended December 31, 2015 and December 31, 2014 and fees billed for other services rendered by KPMG during those periods.

	2015	2014
Audit Fees(1)	$2,305,161	$2,254,535
Audit Related Fees(2)	2,167,893	1,952,488
Tax Fees(3)	44,609	287,903
All Other Fees	-0-	-0-
Total	$4,517,663	$4,494,926
(1)	Audit fees represent fees for professional services provided in connection with the audit of TSYS’ financial statements and internal control over financial reporting, reviews of quarterly financial information and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and assurance related services associated with data center reviews.

(3)	Tax fees consisted of fees for tax compliance/preparation and tax consultation services.

Policy on Audit Committee Pre-Approval

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. TSYS’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically pre-approve permissible non-audit services classified as All Other Services.

TSYS  -  2016 Proxy Statement    19

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

20    TSYS  -  2016 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the rules of the SEC. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 4 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS’ financial statements and systems of internal controls. Management is responsible for TSYS’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of TSYS’ consolidated financial statements. KPMG LLP, TSYS’ independent auditor, is responsible for performing an independent audit of TSYS’ consolidated financial statements and of the effectiveness of TSYS’ internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of TSYS’ internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation and oversight of KPMG. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG TSYS’ audited financial statements as of and for the year ended December 31, 2015;

•	Discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the PCAOB; and

•	Received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The Audit Committee

H. Lynn Page, Chairman

Sidney E. Harris

Connie D. McDaniel

John T. Turner

TSYS  -  2016 Proxy Statement    21

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

Name	Age	Position with TSYS(1)
M. Troy Woods(2)	64	Chairman, President and Chief Executive Officer
G. Sanders Griffith, III(3)	62	Senior Executive Vice President, General Counsel and Secretary
William A. Pruett(4)	62	Senior Executive Vice President and Chief Client Officer; President, TSYS North America
Paul M. Todd(5)	45	Senior Executive Vice President and Chief Financial Officer
Patricia A. Watson(6)	49	Senior Executive Vice President and Chief Information Officer
(1)	Pamela A. Joseph has been appointed to serve as President and Chief Operating Officer, effective May 1, 2016. As Ms. Joseph is also a director of TSYS, relevant information pertaining to her position with TSYS is set forth under the caption “Nominees for Election as Director” on page 14.

(2)	As Mr. Woods is also a director of TSYS, relevant information pertaining to his positions with TSYS is set forth under the caption “Nominees for Election as Directors” on page 14.

(3)	G. Sanders Griffith, III was elected as Senior Executive Vice President of TSYS in January 2008, Secretary of TSYS in 1995 and General Counsel of TSYS in 1988.

(4)	William A. Pruett was elected as Senior Executive Vice President and Chief Client Officer of TSYS in April 2004 and President, TSYS North America in November 2010. From 1993 until 2004, Mr. Pruett served as Executive Vice President of TSYS. From 1982 until 1993, Mr. Pruett served in various capacities with TSYS, including Senior Vice President.

(5)	Paul M. Todd was elected as Senior Executive Vice President and Chief Financial Officer of TSYS effective July 2014. From 2008 until 2014, Mr. Todd served as Executive Vice President of Strategy, Mergers and Acquisitions, Product and Marketing of TSYS.

(6)	Patricia A. Watson was elected as Senior Executive Vice President and Chief Information Officer of TSYS in September 2015. From 2013 until 2015, Ms. Watson served as Vice President and Chief Information Officer of The Brink’s Company. From 2007 until 2012, Ms. Watson served as Senior Technology Executive with Bank of America’s Treasury, Credit and Payments division.

22    TSYS  -  2016 Proxy Statement

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of TSYS stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2015.

Name	Shares of TSYS Stock Beneficially Owned with Sole Voting and Investment Power as of 12/31/15	Shares of TSYS Stock Beneficially Owned with Shared Voting and Investment Power as of 12/31/15	Total Shares of TSYS Stock Beneficially Owned as of 12/31/15(1)(2)	Percentage of Outstanding Shares of TSYS Stock Beneficially Owned as of 12/31/15
James H. Blanchard	61,141	151,482	244,239	*
Kriss Cloninger III	21,980	—	53,596	*
Walter W. Driver, Jr.	21,615	—	53,231	*
Gardiner W. Garrard, Jr.	59,016	80,673	171,305	*
G. Sanders Griffith, III	230,673	1,683	241,154	*
Sidney E. Harris	20,016	—	51,632	*
William M. Isaac	3,349	—	17,946	*
Pamela A. Joseph	—	—	—	—
Mason H. Lampton	30,049	14,827	76,492	*
Connie D. McDaniel	3,349	—	17,946	*
H. Lynn Page	182,971	24,506	222,074	*
William A. Pruett	272,929	—	294,342	*
Paul M. Todd	8,814	—	53,292	*
Philip W. Tomlinson	329,275	126,183	1,002,482	*
John T. Turner	12,950	1,329,351	1,373,917	*
Richard W. Ussery	265,607	—	273,153	*
Patricia A. Watson	21,036	—	21,036	*
M. Troy Woods	360,622	2,279	420,711	*
James D. Yancey	190,603	29,319	234,519	*
Directors and Executive Officers as a Group (19 persons)	2,095,995	1,760,303	4,823,067	2.6
*	Less than one percent of the outstanding shares of TSYS stock.

(1)	The totals shown in the table above for each of the non-employee directors include options to purchase 31,616 shares, except that the totals shown for each of Mr. Page, Mr. Isaac, Mr. Yancey and Ms. McDaniel include options to purchase 14,597 shares, for Mr. Tomlinson includes options to purchase 547,024 shares, for Mr. Ussery includes options to purchase 7,546 shares and for each of the individuals listed below includes options to purchase the number of shares shown below. These options are all of the options held by TSYS’ directors and the named executive officers that were exercisable on, or became exercisable within 60 days after, December 31, 2015.

Name	Stock Options
William A. Pruett	21,413
Paul M. Todd	44,478
M. Troy Woods	57,810
Directors and Executive Officers as a Group (19 persons)	957,971

(2)	The totals shown in the table above include the following number of shares of TSYS stock that were pledged, including shares held in a margin account: 2,274 shares for Ms. Watson. Shares that are pledged are not included when calculating whether directors and executive officers are in compliance with director and executive officer stock ownership guidelines. The total shown in the table above for Mr. Griffith includes 8,798 shares for which he possessed sole voting power and no investment power.

TSYS  -  2016 Proxy Statement    23

EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis which follows explains TSYS’ executive compensation program applicable to the following “named executive officers” whose 2015 compensation information is provided in the series of tables following this discussion:

•	M. Troy Woods, Chairman, President and Chief Executive Officer;

•	Paul M. Todd, Senior Executive Vice President and Chief Financial Officer;

•	William A. Pruett, Senior Executive Vice President and Chief Client Officer; President, TSYS North America;

•	Patricia A. Watson, Senior Executive Vice President and Chief Information Officer; and

•	G. Sanders Griffith, III, Senior Executive Vice President, General Counsel and Secretary.

We have voluntarily disclosed the compensation amounts earned by or paid to Mr. Griffith for 2013 and 2014 even though Mr. Griffith was not a “named executive officer” for 2013 or 2014. As certain executives are paid similar base salaries, it is possible that TSYS’ named executive officers could change from year-to-year as both the short-term and long-term incentive awards are expressed as a percentage of base pay and the target percentage for these executives is the same. We believe this information for the years in which the base salaries of certain of these executives is similar will provide our shareholders with consistent disclosure from year-to-year.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview

TSYS’ executive compensation programs align the interests of TSYS’ executives with those of our shareholders by tying a significant portion of their total compensation directly to our short-term and long-term business results. The Compensation Committee (the “Committee”) reviews the program components, targets and payouts on an annual basis to ensure our pay-for-performance alignment. Executive performance is evaluated against both short- and long-term goals with targets and metrics that are directly linked to our annual operational and long-term strategic goals. We believe that the design of our executive compensation program provides a clear link to shareholder value by focusing our executives on achieving key financial and strategic business objectives and rewarding them when those objectives are achieved.

2015 Say-on-Pay Vote and Shareholder Outreach

At our 2015 Annual Meeting, we asked shareholders to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the proxy statement for that meeting. Shareholders responded favorably with over 94% of the votes cast in favor of approval. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our named executive officers and our overall pay practices enjoy strong shareholder support.

In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Committee did not make any material changes to our executive compensation program for 2016 as a result of the 2015 say-on-pay vote. Future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of our executive compensation program with the interests of TSYS and its shareholders. The Board and the Committee intend to continue our annual shareholder outreach program pursuant to which we discuss, or offer to discuss, with all shareholders holding 1% or more of TSYS’ shares their views on general governance issues as well as compensation related matters or any concerns they may have concerning TSYS’ practices.

Financial Highlights

Total shareholder return (“TSR”) grew 47.8% in 2015, which ranked TSYS as the ninth best performing stock in the S&P 500 for 2015. Adjusted earnings per share (“EPS”) from continuing operations were $2.46, an increase of 25.5% over 2014. On a GAAP basis, basic EPS from continuing operations were $1.97, an increase of 33.3% over 2014. Total revenues were $2.8 billion, an increase of 13.6% over 2014. Revenues before reimbursable items were $2.5 billion, an increase of 14.0% over 2014.

24    TSYS  -  2016 Proxy Statement

We also used the strength of our cash generation to return over $315.8 million to our shareholders through share repurchases and dividends.

For 2015, we used three performance metrics at the enterprise level for our executive compensation program: adjusted EPS from continuing operations, revenues before reimbursable items and relative TSR which is our performance compared to the constituent companies in the S&P 500 (“Relative TSR”).(1)

Key Performance Metrics

(1)	Adjusted EPS and revenues before reimbursable items are non-GAAP financial measures. Adjusted EPS is adjusted earnings divided by weighted average shares outstanding used for basic EPS calculations. Adjusted earnings is net income excluding the after-tax impact of stock-based compensation expenses, amortization of acquisition intangibles and NetSpend merger and acquisition expenses. Revenues before reimbursable items is total revenues less reimbursable items, or pass-through items, such as postage. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Non-GAAP Financial Measures” in our consolidated financial statements included in our 2015 Annual Report to Shareholders accompanying this Proxy Statement and available on our web site at http://annualreport.tsys.com. TSR is cumulative stock price appreciation plus reinvestment of all dividends.

Compensation Components and Linking Pay with Performance

The primary components of our named executive officers’ total compensation are base salary, annual cash incentive awards through the Annual Incentive Program (“AIP”), annual equity-based awards through our Long-Term Incentive Program (“LTIP”) and retirement and other employee benefits.

•	Our AIP provides cash awards based on our performance against pre-established short-term financial goals aligned with our annual operating plan. Our financial performance at the enterprise level for the 2015 AIP is determined based on revenue growth and adjusted EPS growth.

•	The LTIP component of our executives’ compensation is delivered in two forms of equity grants:

-	40% is in the form of stock options, to align a significant portion of pay to value created for our shareholders through increases in our stock price; and

-	60% is in the form of multi-year, financial goal-based performance shares, to link an element of pay to achievement of three-year goals established for key performance metrics. Our performance for the 2015 LTIP is determined based on adjusted EPS growth and Relative TSR.

•	The Committee considers our annual operating plan and long-term strategic goals when establishing our AIP and LTIP performance measures and goals.

2015 Compensation Committee Actions and Results

•	Base salaries for the named executive officers were increased approximately 5% taking into consideration the loss of value to each executive due to the elimination of certain perquisites as described below, with the exception of Mr. Todd who received a base salary increase of approximately 10% and Ms. Watson as she was hired in September 2015.

•	Based on our performance against the 2015 AIP bonus targets for revenue growth and adjusted EPS at the enterprise level, bonuses were earned at 189.33% of target at the enterprise level. Mr. Pruett’s AIP bonus opportunity also depends on the performance of our North America Services business segment and attainment of personal objectives as is more fully described in the following pages of this CD&A.

TSYS  -  2016 Proxy Statement    25

•	Based on our performance against the LTIP performance goals of compound growth in revenues and income from continuing operations for the 2013-2015 performance period, performance shares were paid out in TSYS shares at 152.03% of target.

•	The stock ownership guideline for Mr. Woods was increased to 6x salary (from 5x) and the previous share retention requirement was eliminated.

•	The provision of the following perquisites to named executive officers was eliminated: automobile allowance, security system installation and monitoring and country club dues.

Pay for Performance

The graphs below show the approximate percentage of performance-based compensation and the balance of the elements that comprised target total direct compensation approved by the Committee for the named executive officers for 2015. For purposes of the graphs below, performance-based compensation is comprised of AIP bonuses, stock options and performance shares. The percentage of performance-based compensation listed above each chart is calculated by dividing (i) the value of performance-based compensation at target by (ii) the amount of target total direct compensation, which includes performance-based compensation plus 2015 base salary. The mix of actual pay delivered to executives may vary significantly from the charts based on the level of achievement of AIP and LTIP awards.

(1)	Does not include Ms. Watson as she was hired in September 2015 and received one-time compensation items.

Best Practices

Our compensation practices embody good corporate governance and reflect best practices within executive compensation:

Emphasis on Performance-based Compensation: A significant percentage, 84% for our CEO, of the target total direct compensation awarded to our executive officers is in the form of performance-based compensation that is tied to the achievement of performance goals.

Clawback Policy: TSYS may recover incentive compensation paid or awarded to executive officers in certain circumstances.

Double-Trigger Change of Control Provisions: Our change of control agreements and equity award agreements require both a change of control of TSYS and actual or constructive termination of employment before change in control benefits are triggered. In addition, our equity award agreements subsequent to 2011 provide for pro rata vesting.

Stock Ownership Guidelines: Our executives must hold a significant amount of TSYS stock. Our CEO and other executive officers exceed our guidelines by more than 225%, except Mr. Todd and Ms. Watson who became executive officers in 2014 and 2015, respectively.

Independent Compensation Consultant: The Committee selects and directly engages its own executive compensation consultant. The Committee must pre-approve the engagement by management of this executive compensation consultant for any other purpose, subject to a de minimis exception.

No Tax Gross-Up Policy: Agreements adopted or materially amended after December 2011 will not provide for tax gross-up payments to executive officers.

26    TSYS  -  2016 Proxy Statement

No Backdating or Repricing of Stock Options: Stock options are never backdated or issued with below-market exercise prices. Stock options are never re-priced without shareholder approval.

No Hedging Policy and Restrictions on Pledging: Our executive officers and directors may not engage in hedging transactions designed to off-set decreases in the market value of TSYS stock. Our pledging policy, implemented in January 2014, prohibits any future pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS.

No Employment Agreements: None of our executive officers has an employment agreement.

No Discretionary Bonuses: The Committee does not authorize discretionary bonuses except in exceptional circumstances.

Additional information with respect to the items listed above can be found in the following pages of this CD&A.

Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are summarized in the table below.

Compensation Element	Objective	Key Features
Base Pay	To provide a fixed level of cash compensation for executive officers commensurate with their respective skills, responsibilities, experience and performance.	Reviewed annually and adjusted based on an executive’s performance and positioning relative to our Benchmarking Group.
AIP — performance-based cash bonuses	To align executive officers to specified financial results and reward for successful implementation of TSYS’ annual operating plan.	Cash bonuses are a function of attainment of performance goals.
LTIP — annual performance shares and stock options and special equity grants	To align interests of executive officers with shareholders and to reward executives for the achievement of the goals necessary to successfully implement TSYS’ strategic plan.

Annual award is a multiple of base pay. 40% of annual award is paid in stock options and 60% is paid in performance shares. Performance shares are subject to attainment of performance goals over a three-year period.

Special equity grants are made only in exceptional circumstances and have varying features.

Retirement Savings Plan — a tax qualified plan that allows 401(k) deferrals	To provide retirement income for executive officers.	Broad-based retirement plan. TSYS may make discretionary contributions based on profits and provides 401(k) matching contributions. TSYS contributions are fully vested after two years of service.
Deferred Compensation Plan — a nonqualified plan	To provide additional retirement savings and income deferral opportunities.

Executive officers can elect to defer a portion of their base salary and cash bonuses under the AIP.

TSYS contributes an amount equal to the amount that would have been contributed to the Retirement Savings Plan but for IRS limits, and matches deferrals at the same rate it matches 401(k) contributions.

Perquisites	To provide minimal personal benefits for executive officers to align our compensation program with competitive practices.	Treated as taxable income to executive officers and represents an insignificant amount of an executive’s compensation.

Executive Compensation Program

Compensation Philosophy and Objectives

TSYS’ executive compensation program aligns to shareholder value and attracts, motivates and retains an exceptionally talented executive team with the skills and vision required for us to become the leading global payment solutions provider. We structure our program to accomplish our key objectives by focusing on our core principles and aligning executive pay with TSYS’ performance.

Core Principles

Our executive compensation program reflects these core principles:

•	align management’s interests with the long-term interests of shareholders;

TSYS  -  2016 Proxy Statement    27

•	provide compensation on the basis of performance that supports key financial and strategic business outcomes;

•	attract, motivate and retain top talent to lead our businesses;

•	reinforce a culture of integrity through our corporate governance initiatives to support sustainable business growth;

•	assess and appropriately manage compensation risk in the context of our business strategies; and

•	limit perquisites to those that are reasonable and appropriate.

We believe that our 2015 executive compensation program successfully implements these principles and incorporates best practices in executive compensation.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is responsible to our Board for overseeing the development and administration of our compensation policies and program for executive officers. The Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program. Among its duties, the Committee is responsible for establishing the compensation recommendations for our CEO and reviewing and approving all compensation recommendations for our executive officers, including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of the competitiveness of each executive officer’s total compensation package; and

•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts.

The Committee is supported in its work by the Chief Human Resource Officer, his staff and an independent executive compensation consultant, as described below.

The Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.tsys.com, under “Investor Relations” then “Corporate Governance.”

Role of Management

Our CEO does not participate in the Committee’s deliberations or decisions with regard to his compensation. However, within the framework of the compensation programs approved by the Committee and based on management’s review of market competitive positions, each year our CEO provides input to the Committee regarding the performance and appropriate compensation of the other named executive officers. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Committee reviews our CEO’s recommendations and approves any compensation changes affecting our executive officers as it determines in its sole discretion. Upon the commencement of Pamela A. Joseph’s tenure as our President, Chief Operating Officer and member of our Board, she will not participate in the Committee’s deliberations or decisions with regard to her compensation.

Role of the Compensation Consultant

The Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and other terms of retention. The Committee directly engaged Meridian Compensation Partners LLC (“Meridian”) and Towers Watson in 2015 to advise on executive compensation matters. The Committee’s consultant provides general observations on TSYS’ compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers.

Following is a description of the consultant’s duties:

•	reviews and makes recommendations on the benchmarking peer group;

•	provides executive compensation market benchmark information;

•	provides an equity usage analysis compared to the peer group;

•	provides executive tally sheets;

•	attends meetings of the Committee;

28    TSYS  -  2016 Proxy Statement

•	provides information, research and analysis pertaining to executive compensation;

•	updates the Committee on market trends, changing practices and regulatory matters pertaining to executive compensation; and

•	reviews TSYS’ executive compensation strategy and program to ensure appropriateness and market-competitiveness.

The Committee recognizes the benefit of receiving objective advice from its executive compensation consultant and has implemented a pre-approval policy that requires the approval of the Committee before TSYS management can engage the executive compensation consultant for the Committee to provide additional services, other than the purchase of national and international compensation surveys for fees that do not exceed $25,000 in any fiscal year. During 2015, neither Meridian nor Towers Watson provided services to TSYS other than its advice to the Committee on executive compensation issues and the provision of surveys.

The Committee considered the independence of Meridian and Towers Watson in light of SEC rules and NYSE listing standards. The Committee requested and received letters from Meridian and Towers Watson addressing their independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee considered these factors and determined that no conflict of interest exists that would prevent Meridian or Towers Watson from serving as an independent consultant to the Committee.

Role of Peer Companies and Benchmarking

The Committee uses publicly reported information from companies that we consider as peers when reviewing the compensation of the named executive officers and evaluating performance-based compensation plans. This process is often referred to as “benchmarking.” We believe that benchmarking should be a point of reference for measurement, not determinative of the named executive officers’ compensation or the performance-based plans.

The “Benchmarking Group” was selected after considering companies that compete with TSYS for executive talent within similar industries and with similar financial attributes and performance. Peer companies used by proxy advisors were also considered. The Benchmarking Group is reviewed annually. For 2015, the median revenue size of the peer companies was $2.79 billion. As part of ongoing efforts to ensure that appropriate companies are included in the Benchmarking Group, the Committee revised the Benchmarking Group for 2015. The Dun & Bradstreet Corporation was removed because it is not a direct competitor of TSYS and is a less direct business/operations match than other similarly-sized peer companies. Paychex, Inc., which provides business services and outsourcing, was added because its revenues are similar in size to TSYS, one of the proxy advisors includes Paychex in TSYS’ peer group and Paychex includes TSYS in its peer group.

Companies in the 2015 Benchmarking Group are:

Alliance Data Systems Corporation	Euronet Worldwide, Inc.	Paychex, Inc.
Broadridge Financial Solutions, Inc.	Fidelity National Information Services, Inc.	Moneygram International, Inc.
Convergys Corporation	Fiserv, Inc.	Vantiv, Inc.
CoreLogic, Inc.	Global Payments Inc.	VeriFone Systems, Inc.
DST Systems, Inc.	Heartland Payment Systems, Inc.	The Western Union Company
Equifax Inc.	Jack Henry & Associates, Inc.

TSYS uses our Benchmarking Group for benchmarking total compensation, as well as external market surveys. TSYS benchmarks base salaries and short-term and long-term incentive awards with our Benchmarking Group. TSYS also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives using benchmarking data. The Committee considers the market median when setting total compensation, but it does not target a specific market position and uses comparative market data at the 25th, 50th and 75th percentiles only as reference points to guide its decision making of the type and amount of compensation based on its own evaluation.

Tally Sheets

The Committee reviews tally sheets for the named executive officers annually. Tally sheets present the dollar amount of each element of the named executive officer’s compensation package, including base salary, cash

TSYS  -  2016 Proxy Statement    29

bonus under the AIP, current LTIP target award, perquisites, health and welfare benefits, contributions to the qualified Retirement Savings Plan and the non-qualified Deferred Compensation Plan and outstanding equity awards. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, death, disability, involuntary termination for cause and voluntary or involuntary termination without cause.

Tally sheets provide a summary of all elements of an executive’s compensation package, as well as information on wealth accumulation, so that the Committee can analyze both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation to determine whether the executive’s compensation is reasonable.

Elements of Compensation

The primary elements of compensation in TSYS’ executive compensation program are discussed below.

2015 Base Pay

Base pay provides our executives with a level of compensation commensurate with their respective skills, responsibilities, experience and performance. It is the amount paid to an executive for effectively performing his or her job on a daily basis.

To ensure that base pay is competitive, TSYS benchmarks an executive’s base pay against base pay paid by our Benchmarking Group. Each executive’s current base pay is compared to market information for that position, with an emphasis on the market median, using proxy statement information from our Benchmarking Group. For certain positions for which there is no clear market match in the benchmarking data, the Committee uses a blend of two or more positions from the benchmarking data. After reviewing the benchmarking data, the Committee establishes a competitive base salary for each executive. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in the Benchmarking Group and information on the process used to select these companies.

In addition to market comparisons of similar positions at our peer companies, individual performance may affect base pay. Comparison of an executive’s base pay to the base pay of other TSYS executives may also be a factor in establishing base pay, especially with respect to positions for which there is no clear market match in benchmarking data. Because of the process used to establish base pay, large increases generally occur only when an executive is promoted into a new position. Base pay is not directly related to TSYS’ performance, except over the long term, since revenues are used in benchmarking base pay against our Benchmarking Group. In determining 2015 salary increases, the Committee also considered the loss of value to each executive due to the elimination of some perquisites, as described on page 34.

For 2015, the named executive officers received increases in base pay of approximately 5% effective January 1, 2015, with the exception of Mr. Todd who received a base salary increase of approximately 10% and Ms. Watson as she was hired in September 2015. Mr. Todd’s base salary was increased 10% because of his rapid and effective assimilation into the CFO role and to competitively align his base salary to the market median. Base pay for 2015 is set forth in the “Salary” column in the 2015 Summary Compensation Table on page 39.

Annual Incentive Program

Annual cash bonuses under the AIP provide an incentive for our executives to meet short-term performance goals as reflected in our annual operating plan. In addition, given the prevalence of short-term incentive compensation in the marketplace, annual cash bonuses are necessary to provide a competitive compensation program.

AIP performance measures are based on growth in revenues before reimbursable items and adjusted EPS from continuing operations at the enterprise level, each of which is defined on page 25, and, at the business segment level, revenues before reimbursable items, adjusted operating income and personal objectives. The Committee implemented an adjusted EPS performance metric for the AIP in 2015, which replaced income from continuing operations, primarily for financial performance measure consistency as we have begun using this metric for external investor and analyst communications. The Committee believes the use of revenue and income measures continues to provide a balanced alignment to growth and profitability of TSYS. To discourage growth in revenues that could be detrimental to earnings, the portion of the 2015 AIP payment based on growth in revenues before reimbursable items cannot exceed the portion of the AIP payment based on adjusted EPS at the enterprise level and adjusted operating income at the business segment level, as applicable. In addition, the AIP does not reward

30    TSYS  -  2016 Proxy Statement

executives for acquisitions unless those acquisitions are reflected in the annual operating plan. Enterprise and segment metrics for the named executive officers are weighted as follows:

	Enterprise-wide Performance		North America Services Segment Performance
Executive	Growth in Revenues	Adjusted EPS	Growth in Revenues	Adjusted Operating Income	Personal Objectives
M. Troy Woods	50%	50%
Paul M. Todd	50%	50%
William A. Pruett	20%	20%	25%	25%	10%
Patricia A. Watson	50%	50%
G. Sanders Griffith, III	50%	50%

Annual cash bonuses at target under the AIP are expressed as a percentage of an executive’s base pay. AIP bonuses are benchmarked against typical short-term incentive awards in our Benchmarking Group. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in our Benchmarking Group and information on the process used to select these companies. AIP target bonuses for 2015 were set taking into account data of our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs.

The 2015 AIP target bonuses as a percentage of base pay were:

Executive	Target as a Percent of Base Pay
M. Troy Woods	125%
Paul M. Todd	85%
William A. Pruett	85%
Patricia A. Watson	(1)
G. Sanders Griffith, III	85%

(1)	Ms. Watson was hired in September 2015 and will participate in the AIP in 2016. In connection with her hiring, Ms. Watson received a guaranteed bonus of $300,000 for 2015.

The amount of an AIP bonus ranges from zero to 200% of the target based on achievement of performance goals established by the Committee for the year. For 2015, the Committee established the following performance goals for the AIP at the enterprise and North America Services business segment levels:

	Enterprise		North America Services Segment
Percent of Target Bonus Paid	Revenues Before Reimbursable Items (000’s)	Adjusted EPS	Revenues Before Reimbursable Items (000’s)	Adjusted Operating Income (000’s)
25%	$2,291,662	$2.0840	$1,053,008	$394,234
50%	$2,329,295	$2.1241	$1,070,300	$400,708
75%	$2,366,927	$2.1641	$1,087,592	$407,182
100%	$2,404,560	$2.2042	$1,104,884	$413,656
125%	$2,440,628	$2.2348	$1,121,457	$419,861
150%	$2,476,697	$2.2654	$1,138,279	$426,159
175%	$2,512,756	$2.2960	$1,155,353	$432,551
200%	$2,548,834	$2.3266	$1,172,684	$439,039

As Mr. Pruett is President of our North America Services segment, 50% of his AIP bonus was based on the North America Services segment metrics, 40% of his AIP bonus was based on enterprise-level metrics and 10% of his AIP bonus was based on attainment of personal objectives. The Committee evaluated Mr. Pruett’s performance based on qualitative measures, such as increasing customer satisfaction, and determined that he was entitled to the full 10% of his AIP bonus that was based on attainment of personal objectives. The AIP bonus for all other named executive officers was based 100% on enterprise-level metrics.

The financially based AIP metrics are derived from our financial statements. However, in determining actual performance for purposes of the AIP, the Committee made certain adjustments to our reported results, as required by the AIP terms. These adjustments are intended to ensure that the AIP rewards underlying operational performance, disregarding factors that are beyond the control of our executives or nonrecurring. For purposes of the AIP earned bonus percentage for 2015, the performance results were adjusted to exclude the impact of

TSYS  -  2016 Proxy Statement    31

fluctuations in currency exchange rates. The required adjustments to reported results may from year to year have a favorable or unfavorable impact on the AIP bonuses earned by our named executive officers. The impact was slightly favorable for 2015.

Results for 2015, after adjustments, were as follows:

	Revenues Before Reimbursable Items (000’s)	Adjusted EPS or Adjusted Operating Income (000’s)	Percent of Target Bonus
Enterprise Level	$2,518,058	$2.4726	189.33%
North America Services Segment	$1,147,874	$428,477	159.06%

The Committee has the right to exercise downward discretion and reduce (but not increase for awards that are intended to comply with Section 162(m)) or eliminate the amount that would otherwise be awarded under the approved schedule. For example, AIP bonuses can be reduced to reflect individual or business unit performance or for affordability. However, the Committee did not exercise downward discretion with respect to the amount earned under the AIP for 2015.

The dollar amounts of AIP bonuses paid, and earned and paid as percentages of base pay were:

Executive	AIP Bonus Paid	Earned and Paid as a Percentage of Base Pay
M. Troy Woods	$1,995,100	236.67%
Paul M. Todd	$741,900	160.93%
William A. Pruett	$777,900	146.77%
Patricia A. Watson	$300,000	(1)
G. Sanders Griffith, III	$819,900	160.92%
(1)	Ms. Watson was hired in September 2015 and received a guaranteed bonus of $300,000 for 2015 in connection with her hiring.

AIP bonuses for 2015 also are set forth in the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table on page 39.

Long-Term Incentive Program

LTIP Award Opportunities.    Equity awards under the LTIP provide an incentive for our executives to drive TSYS’ long-term performance by tying a significant portion of their compensation to the achievement of the goals necessary to successfully implement TSYS’ strategic plan. Equity awards also align the interests of our executives and our shareholders by awarding executives equity in TSYS. Given the prevalence of long-term incentive compensation in the marketplace, LTIP awards also are part of a competitive compensation program.

LTIP awards are expressed as a multiple of an executive’s base pay. LTIP awards are set taking into account market data of our Benchmarking Group, as well as existing incentive targets, internal pay equity, individual performance and retention needs. See “The Role of Peer Companies and Benchmarking” section on page 29 for a list of the companies in our Benchmarking Group and information on the process used to select these companies.

The target LTIP awards for Mr. Woods and Mr. Todd were increased in 2015 in connection with their promotions during 2014 and for Mr. Woods, Mr. Todd and Mr. Pruett in consideration of their total compensation positioning versus the Benchmarking Group.

The target 2014 and 2015 LTIP awards as a percentage of base pay were:

Executive	2015 Target as a Percentage of Base Pay	2014 Target as a Percentage of Base Pay
M. Troy Woods	400%	302%
Paul M. Todd	175%	100%
William A. Pruett	200%	175%
Patricia A. Watson(1)	168%	N/A
G. Sanders Griffith, III	175%	175%
(1)	Ms. Watson was hired in September 2015 and her 2015 LTIP award was targeted at $800,000.

The annual LTIP value in 2015 was granted 40% in stock options and 60% in performance shares. The Committee increased the portion of the LTIP delivered in performance shares in 2015 to create a stronger alignment between shareholder outcomes and executive pay. The Committee believes that stock options are an appropriate equity

32    TSYS  -  2016 Proxy Statement

vehicle for a portion of LTIP compensation because they are performance-based, providing value only if the value of our stock price increases over time, which aligns our executives’ interests with the long-term interests of our shareholders. Stock options are awarded in the performance year and generally vest in three equal annual installments on the anniversaries of the date of grant. The exercise price of a stock option is determined as of the date of grant.

The Committee believes that performance shares are an appropriate equity vehicle for the majority of LTIP compensation because performance shares align executives’ interests with the interests of shareholders by focusing executives on the long-term performance of TSYS. Each year the Committee establishes performance goals for the performance share portion of the annual LTIP awards. The Committee linked the 2015 performance share portion of the LTIP award to adjusted EPS from continuing operations and Relative TSR during the period 2015 to 2017. The Committee implemented Relative TSR as a metric in 2015 in place of compound growth in revenues before reimbursable items. The Committee believes this provides an even greater alignment between shareholder value and payouts under the LTIP.

Named executive officers receive an initial target award of performance shares determined as of the date of grant. At the end of the three-year performance period, a named executive officer’s payout of his or her performance share award will range from zero to 200% of target based on achievement of the pre-established performance goals.

Because the Committee may take action to approve LTIP awards on or near the date that TSYS’ earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to executive officers to ensure that the earnings release has had time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. However, if the date of the TSYS earnings release or the date the Committee takes action is within five business days of the last business day of the month, the grant date is postponed for five business days after the later of the TSYS earnings release or the date the Committee takes action. With respect to performance-based equity awards other than conventional stock options, awards vest on the date that the Committee certifies that the required performance goals have been attained.

2015 LTIP Award (2015-2017 Performance Period).    Each named executive officer received 40% of the 2015 LTIP award in the form of stock options. Stock options received by the named executive officers are included in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2015 Grants of Plan-Based Awards table on page 40. Each named executive officer received 60% of the 2015 LTIP award in the form of performance shares. The closing price of TSYS stock on February 27, 2015 was used to determine the exercise price for the stock options and the number of performance shares awarded at target for each executive except Ms. Watson. The closing price of TSYS stock on September 18, 2015 was used to determine the exercise price for the stock options and the number of peformance shares awarded at target to Ms. Watson. Performance share awards at target are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the 2015 Grants of Plan-Based Awards table on page 40.

Performance goals for payout of the performance share award portion of the 2015 LTIP are based on the metrics of adjusted EPS from continuing operations and Relative TSR over the period 2015 to 2017, with adjusted EPS weighted 70% and Relative TSR weighted 30%. Future payouts and the applicable performance levels will be reported after the end of the 2015 to 2017 performance period.

For the 2015 to 2017 performance period, the Committee approved the following performance goals for the LTIP:

	Adjusted EPS
Percentage Earned	Required 2017 Level	CAGR*	Relative TSR**
50%	$2.3972	7%	30th Percentile
100%	$2.6045	10%	50th Percentile
150%	Interpolated	Interpolated	70th Percentile
200%	$2.8235	13%	90th Percentile or above
*	Reflects compound annual growth rate required to achieve 2017 results as compared to 2014 results.

**	Payouts under the TSR component are capped at 100% if TSYS’ absolute TSR is negative regardless of TSYS’ ranking relative to the S&P 500.

TSYS  -  2016 Proxy Statement    33

2013 LTIP Award (2013-2015 Performance Period).    For the 2013 to 2015 performance period, the Committee approved the following performance goals for the LTIP:

	Revenues Before Reimbursable Items		Income From Continuing Operations
Percentage	Required 2015 Level	CAGR*	Required 2015 Level	CAGR*
50%	$2,275,000,000	12%	$307,000,000	8%
100%	$2,399,000,000	14%	$334,000,000	11%
200%	$2,660,000,000	18%	$371,000,000	15%
*	Reflects compound annual growth rate required to achieve 2015 results as compared to 2012 results.

As TSYS’ revenues before reimbursable items for the performance period were $2,520,000,000 and income from continuing operations was $355,000,000 after adjusting for fluctuations in currency exchange rates, TSYS met the performance goals required for payment of the 2013 LTIP award at 152.03% of target.

As a result of certification of performance by the Committee on January 29, 2016, named executive officers received shares of TSYS stock in connection with the 2013 LTIP as follows:

Executive	TSYS Shares
M. Troy Woods	54,050
Paul M. Todd	11,085
William A. Pruett	27,154
Patricia A. Watson	N/A
G. Sanders Griffith, III	26,367

Supplemental LTIP Award to Mr. Todd.    In recognition of his performance in his first year as Senior Executive Vice President and Chief Financial Officer, Paul M. Todd was awarded a special LTIP award on August 5, 2015 of 25,000 performance shares. One-third of the performance share award may vest annually on July 31st of 2016, 2017 and 2018 based on TSYS’ annual Relative TSR. 100% of each tranche will vest if Relative TSR performance exceeds the median performance of the S&P 500 and 75% will vest if Relative TSR performance exceeds the 30th percentile of the S&P 500. The tranche will be forfeited if Relative TSR performance is below the 30th percentile of the S&P 500.

Qualified Plan and Nonqualified Deferred Compensation Plan

TSYS maintains a broad-based qualified retirement plan. Under the Retirement Savings Plan, TSYS can make discretionary contributions based on profits. TSYS also “matches” 401(k) contributions up to 4% of a participant’s eligible compensation. For 2015, all eligible participants, including each named executive officer except Ms. Watson, received a discretionary contribution based on profits of 1% eligible compensation and a matching contribution of 4% of eligible compensation under the Retirement Savings Plan. Contributions to the Retirement Savings Plan for 2015 are included in the “All Other Compensation” column in the 2015 Summary Compensation Table on page 39.

TSYS also sponsors a nonqualified plan, the TSYS Deferred Compensation Plan. TSYS makes contributions to the Deferred Compensation Plan in an amount equal to the benefits that cannot be contributed to the Retirement Savings Plan due to limits imposed by the IRS. In addition, participants in the Deferred Compensation Plan may elect to contribute all or a portion of their base pay and cash bonuses under the AIP to the Deferred Compensation Plan, and TSYS matches the contribution at the same rate applicable under the Retirement Savings Plan. Assets of the Deferred Compensation Plan are held in a rabbi trust, which is subject to claims by TSYS’ creditors. As the Deferred Compensation Plan does not pay “above market” interest, contributions to the Deferred Compensation Plan for 2015 are included in the “All Other Compensation” column in the 2015 Summary Compensation Table on page 39. Participants in the Deferred Compensation Plan invest amounts held for their benefit among specified mutual funds that are substantially similar to the mutual funds offered under the Retirement Savings Plan.

Perquisites

Perquisites are a very small part of our executive compensation program. In 2015, the Committee decided to further reduce the perquisites offered to named executive officers and eliminated the automobile allowance, security system installation and monitoring and country club dues for executives. The Committee agreed to retain our financial planning assistance, the provision of term life insurance like coverage and limited personal use of the corporate aircraft. The aggregate incremental cost to TSYS of providing perquisites to our CEO in 2015 was

34    TSYS  -  2016 Proxy Statement

$41,668 and is included in the “All Other Compensation” column of the Summary Compensation Table on page 39 and additional information is included in footnote (5) to the table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

Compensation Related to the Hiring of Patricia A. Watson

Ms. Watson was hired by TSYS in September 2015. Her base salary was set at $475,000 with a target AIP bonus of 85% of salary and a target LTIP award of 175% of salary beginning in 2016. Ms. Watson’s 2015 AIP bonus is guaranteed at $300,000 and her 2015 LTIP target value was $800,000. As an inducement for Ms. Watson to join TSYS and in recognition of compensation arrangements Ms. Watson would be forfeiting from her prior employer, Ms. Watson was provided the following one-time compensation items:

•	$250,000 cash signing bonus;

•	$650,000 restricted share award (14,036 shares) vesting 50% on September 18, 2016 and 50% on September 18, 2017; and

•	7,000 shares of fully vested TSYS stock with a value of $324,170.

Forward-looking Statements

The performance goals described in this CD&A may be deemed to be forward-looking statements, are not assurances of the outcome and are subject to a variety of risks that could cause actual results to differ materially from those suggested by the forward-looking statements. Causes for these potential differences include those described under “Risk Factors” in our Form 10-K for the year ended December 31, 2015.

Policies and Practices

Employment Agreements.    None of our named executive officers has an employment agreement.

Recoveries. Under TSYS’ clawback policy, the Committee may direct that TSYS recover all or a portion of any incentive award granted or paid to a named executive officer if the incentive award is computed using materially misstated financial information or other performance metric criteria. The amount to be recovered is equal to the excess of the incentive award paid or granted over the incentive award that would have been paid or granted had the financial information or performance metric been fairly stated at the time the incentive award was paid or granted, or any greater or lesser amount (up to the entire incentive award) that the Committee determines.

Stock Ownership Guidelines.    To align the interests of our executives and directors with our shareholders, TSYS has stock ownership guidelines for our executives and directors. Executives are required to own a multiple of their base pay in TSYS stock. In 2015, the Committee increased the required stock ownership of the CEO from five times his base pay to six times base pay. The President (if a different person than the CEO) is required to own TSYS stock valued at four times his or her base pay and the other named executive officers are required to own TSYS stock valued at three times their base pay. Executives generally have a five-year grace period to comply with the guidelines, with an interim three-year goal. Until the guidelines are met, executives are required to retain all stock acquired by them through our equity compensation plans, net of taxes and transaction costs. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Committee. Each of our executive officers exceeds these guidelines by more than 225%, except Mr. Todd and Ms. Watson who became executive officers in 2014 and 2015, respectively. Upon consultation with our independent compensation consultant, the Committee eliminated our prior share retention policy for executive officers given our substantial ownership guidelines and the limited practice of share retention policies among our peers.

Hedging.    Our directors and executive officers are prohibited from entering into speculative transactions in TSYS stock, including engaging in short sales of TSYS stock, trading in publicly traded options, puts, calls or other derivative securities related to TSYS stock and engaging in hedging transactions involving TSYS stock.

Pledging.    Our pledging policy, which was implemented in January 2014, prohibits any future pledging of TSYS shares by directors and executive officers except in situations, and on conditions, pre-approved by the Corporate Governance and Nominating Committee of TSYS. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to: (1) the percentage of the individual’s equity holdings that are currently pledged and that would be pledged following the requested pledge; (2) the percentage the collective number of shares pledged by directors and executive officers represents of TSYS’ outstanding shares; (3) the historical trading volume of TSYS’ shares; (4) the financial ability of the individual to repay the loan without resort to

TSYS  -  2016 Proxy Statement    35

the pledged shares; and (5) the purpose for which the individual is pledging the shares. In addition, the policy provides that shares of TSYS stock that are pledged by directors and executive officers are not included when calculating whether the individual is in compliance with director and executive officer stock ownership guidelines.

No Tax Gross-Up Policy.    Our no tax gross-up policy prohibits TSYS from making any tax gross-up payments to executive officers, and is applicable to new agreements and agreements that are materially amended subsequent to December 13, 2011.

Post-Termination Compensation Philosophy.    TSYS believes that compensation should generally be earned by executives while they are actively employed (i.e., while contributing to TSYS’ performance). Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. TSYS has entered into limited post-termination arrangements when appropriate, such as permitting equity to continue to vest in certain circumstances upon retirement as if the executive was still employed and the change of control agreements that are described under “Potential Payouts Upon Termination or Change-in-Control” on page 43. TSYS chose to enter into change of control arrangements with its executives to: (1) ensure the retention of executives and an orderly transition during a change of control; (2) ensure that executives would be financially protected in the event of a change of control so they continue to act in the best interests of TSYS while continuing to manage TSYS during a change of control; and (3) ensure a competitive compensation package because such arrangements are common in the market and it was determined that the agreements were important in recruiting and retaining executive talent.

No Backdating or Repricing of Stock Options.    Stock options are never backdated or issued with below-market exercise prices. Stock options are never re-priced without shareholder approval.

Tax Considerations.    In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by TSYS for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. It is TSYS’ policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m). In that regard, the Committee intends to maintain the flexibility to take actions that it deems to be in the best interests of TSYS and its shareholders. Accordingly, although the Committee intends to preserve the deductibility of annual compensation to the extent consistent with the intent and spirit of our overall compensation policy, it reserves the authority to exercise its discretion and award non-deductible compensation as it deems appropriate.

With the exception of excise taxes that may be due with respect to change of control agreements with executive officers that were entered into prior to December 13, 2011, TSYS does not “gross-up” its named executive officers for taxes that are due with respect to their compensation.

Consideration of Risk.    TSYS’ executive compensation program provides payment opportunities related to different time periods (i.e., short and long-term components); however, TSYS does not offer incentives that promote short-term objectives at the expense of long-term shareholder value. Elements of compensation include current cash payments, deferred cash and equity awards. Payouts are based on a combination of financial metrics. Amounts paid to executives under our program are reasonable compared to market, and the Committee retains significant discretion to limit performance-based compensation. The Committee considers the risks inherent in our executive compensation program, and the Committee has determined that our program is balanced and does not encourage executives to take unnecessary and excessive risks.

Accounting Considerations.    We account for all compensation paid in accordance with accounting principles generally accepted in the United States. The accounting treatment has generally not affected the form of compensation paid to the named executive officers.

Compensation Realized By Named Executive Officers for 2015

The 2015 Summary Compensation Table on page 39 provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were targeted but not necessarily realized by the executives in connection with the 2015 year. For example, the Summary Compensation Table reflects grant date fair values of equity awards (i.e., options, performance and restricted shares) for 2015 rather than the financial benefit realized by the executives for 2015 as a result of the exercise of stock options or the vesting of performance and restricted shares. This information is, however, set forth in the 2015 Option Exercises and Stock Vested table on page 42.

The following table reflects only compensation actually realized by each executive for 2015 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by

36    TSYS  -  2016 Proxy Statement

SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2015. For example, the LTIP awards for 2015 are not included in the table because the awards did not vest during 2015. Detailed information on all compensation opportunities that were made available in 2015 and all compensation paid to or earned by the named executive officers during 2015 is included in this CD&A and the series of tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2015 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan. The Committee believes consideration of realized pay in relation to the performance of TSYS is an important element in evaluating pay for performance alignment among our executive compensation arrangements.

The following table reflects the components of the compensation realized by the named executive officers for 2015.

Name and Principal Position	Base Pay(1)	Annual Incentive Cash Bonus(2)		Value Realized on Exercise of Options During 2015(3)	Value Realized on Vesting of Stock Awards During 2015(4)(5)	All Other Compensation(6)	Total
M. Troy Woods	$843,000	$1,995,100		$19,709,019	$2,170,648	$122,533	$24,840,300
Chairman, President and Chief Executive Officer
Paul M. Todd	461,000	741,900		—	445,174	36,360	1,684,434
Senior Executive Vice President and Chief Financial Officer
William A. Pruett	530,000	777,900		4,023,106	1,090,505	34,473	6,455,984
Senior Executive Vice President and Chief Client Officer
Patricia A. Watson	142,195(7)	550,000	(8)	—	324,170	—	1,016,365
Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III	509,500	819,900		3,587,096	1,058,899	44,295	6,019,690
Senior Executive Vice President, General Counsel and Secretary
(1)	Amount represents base salary earned during the year.

(2)	Annual cash bonus under AIP for each executive except Ms. Watson.

(3)	The value realized on exercise of stock options means the amount equal to the number of shares acquired upon exercise multiplied by the difference between the exercise price and the closing price of TSYS stock on the NYSE on the date of the stock option exercise. For a complete list of each named executive officer’s outstanding options, see the Option Awards columns of the 2015 Outstanding Equity Awards at Fiscal Year-End table on page 41.

(4)	The value realized on vesting means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For a complete list of each named executive officer’s unvested shares, see Stock Awards columns of the 2015 Outstanding Equity Awards at Fiscal Year-End table on page 41.

(5)	Performance-based stock awards make up 100% of the values shown for each executive except Ms. Watson.

(6)	The components of All Other Compensation for each named executive officer are set forth in footnotes (4) and (5) to the 2015 Summary Compensation Table on page 39.

(7)	Ms. Watson was hired in September 2015.

(8)	Amount includes a $250,000 cash signing bonus and a guaranteed $300,000 AIP bonus.

Conclusion

For the reasons described above, we believe that each element of compensation in our executive compensation program and the total compensation for each named executive officer in 2015 is reasonable, competitive, performance-oriented and designed to align with the successful implementation of our strategic plan.

TSYS  -  2016 Proxy Statement    37

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

The Compensation Committee(1)

Mason H. Lampton, Chairman

Kriss Cloninger III

Walter W. Driver, Jr.

(1)	Subsequent to the issuance of the Compensation Committee Report, Mr. Lampton rotated off the Committee and William M. Isaac was appointed to the Committee.

38    TSYS  -  2016 Proxy Statement

2015 SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers except Mr. Todd and Ms. Watson for each of the last three fiscal years, and with respect to Mr. Todd for 2014 and 2015 as 2014 is the year in which he became a named executive officer, and with respect to Ms. Watson for 2015 as that is the year in which she became a named executive officer.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years, except Ms. Watson who was hired in September 2015 as described in the Compensation Discussion and Analysis above. The short-term incentive amounts paid to the named executives except Ms. Watson are set forth in the “Non-Equity Incentive Plan Compensation” column. TSYS’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because TSYS has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions for the named executive officers are set forth in the “All Other Compensation” column.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Com- pensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Com- pensation ($)		Total($)
M. Troy Woods	2015	$843,000	—		$2,097,109	$1,134,125	$1,995,100	—	$122,533	(4)(5)	$6,191,867
Chairman, President and	2014	738,000	—		1,200,037	1,413,264	774,300	—	77,313		4,202,914
Chief Executive Officer	2013	673,000	—		841,274	616,138	175,400	—	76,004		2,381,816
Paul M. Todd	2015	461,000	—		1,436,000	271,342	741,900	—	36,360	(4)(5)	2,946,602
Senior Executive	2014	383,000	—		178,012	199,454	273,300	—	28,065		1,061,831
Vice President and Chief Financial Officer
William A. Pruett	2015	530,000	—		659,257	356,516	777,900	—	34,473	(4)(5)	2,358,146
Senior Executive	2014	503,000	—		440,129	493,172	517,300	—	23,000		1,976,601
Vice President and Chief	2013	483,000	—		422,641	309,538	249,300	—	44,258		1,508,737
Client Officer
Patricia A. Watson	2015	142,195	$550,000	(6)	1,570,540	287,898	—	—	—		2,550,633
Senior Executive Vice President and Chief Information Officer
G. Sanders Griffith, III	2015	509,500	—		554,569	299,888	819,900	—	44,295	(4)(5)	2,228,152
Senior Executive	2014	484,000	—		423,512	474,544	387,800	—	48,563		1,818,419
Vice President, General	2013	469,000	—		410,396	300,564	103,900	—	38,505		1,322,365
Counsel and Secretary
(1)	The amounts in this column represent the aggregate grant date fair value of the stock awards reported in this column computed in accordance with FASB ASC Topic 718. For stock awards that are subject to performance conditions, the value at the grant date is based upon the probable outcome of such conditions in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values for the stock awards made to the named executive officers in 2015 include the value of performance share awards only for each executive except Ms. Watson. For Ms. Watson, the value in this column includes performance shares, restricted shares with time-based vesting and fully vested shares, valued at $596,363, $650,007 and $324,170, respectively, all of which were granted upon her joining TSYS in September 2015. The values of the 2015 performance share awards assuming that the highest level of performance conditions are attained are $4,194,217, $2,871,997, $1,318,514, $1,192,727 and $1,109,137 for Mr. Woods, Mr. Todd, Mr. Pruett, Ms. Watson and Mr. Griffith, respectively. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 19 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2015. Additional information regarding the 2015 awards is set forth in the 2015 Grants of Plan-Based Awards table below.

(2)	The amounts in this column represent the aggregate grant date fair value of the option awards reported in this column computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 19 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2015. Additional information regarding the 2015 awards is set forth in the 2015 Grants of Plan-Based Awards table below.

(3)	The amounts in this column represent the Annual Incentive Program cash awards paid.

(4)	The amount for each executive except Ms. Watson includes allocations to the qualified defined contribution plan of $13,250 and allocations to the nonqualified deferred compensation plan of $67,615, $12,093, $21,223 and $19,723 for Mr. Woods, Mr. Todd, Mr. Pruett and Mr. Griffith, respectively.

(5)

The amount includes the cost incurred by TSYS in connection with providing the perquisite of financial planning services for Mr. Woods and Mr. Griffith and the actuarial value of providing term life insurance like coverage for Mr. Woods, Mr. Todd and Mr. Griffith. The amount also includes the incremental cost to TSYS for personal use of the corporate aircraft for Mr. Woods, Mr. Todd and Mr. Griffith. None of these perquisites individually exceeded $25,000 with the exception of the incremental cost to TSYS for providing personal use of the corporate aircraft to Mr. Woods in the amount of $35,172. The amount for the personal use of corporate aircraft was calculated by adding

TSYS  -  2016 Proxy Statement    39

all incremental costs of such use, including fuel, maintenance, hanger and tie-down costs, landing fees, airport taxes, catering and crew travel expenses (food, lodging and ground transportation). The aggregate incremental cost incurred by TSYS in connection with providing perquisites was $41,668, $11,017, $7,645, $0 and $11,322 for Mr. Woods, Mr. Todd, Mr. Pruett, Ms. Watson and Mr. Griffith, respectively.

(6)	In connection with her hiring in September 2015, Ms. Watson received a guaranteed 2015 Annual Incentive Program cash award of $300,000 and a one-time cash signing bonus of $250,000.

2015 GRANTS OF PLAN-BASED AWARDS

The table below sets forth the short-term incentive compensation (payable in cash) and equity awards granted to the named executive officers in 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
M. Troy Woods		$210,750	$843,000	$1,686,000
	2/27/2015												141,236	38.20	$1,134,125
	2/27/2015				26,482	(4)	52,964	(4)	105,928	(4)					2,097,109
Paul M. Todd		115,250	461,000	922,000
	2/27/2015												33,791	38.20	271,342
	2/27/2015				6,336	(4)	12,672	(4)	25,344	(4)					501,750
	8/5/2015				6,250	(5)	25,000	(5)	25,000	(5)					934,250
William A. Pruett		132,500	530,000	1,060,000
	2/27/2015												44,398	38.20	356,516
	2/27/2015				8,325	(4)	16,650	(4)	33,300	(4)					659,257
Patricia A. Watson		—	—	—
	9/18/2015												27,640	46.31	287,898
	9/18/2015				5,183	(4)	10,366	(4)	20,732	(4)					596,363
	9/18/2015										14,036	(6)			650,007
	9/18/2015										7,000	(7)			324,170
G. Sanders Griffith, III		127,375	509,500	1,019,000
	2/27/2015												37,346	38.20	299,888
	2/27/2015				7,003	(4)	14,006	(4)	28,012	(4)					554,569
(1)	The amounts shown in these columns represent the threshold, target and maximum amounts payable under the Annual Incentive Program for 2015. Awards are paid in cash and are based upon the level of attainment of certain performance measures, based on growth in revenues before reimbursable items and growth in adjusted EPS from continuing operations or operating income, as applicable.

(2)	These stock options vest in three installments of one-third (1/3) each on February 27, 2016, February 27, 2017 and February 27, 2018, and expire on February 26, 2025.

(3)	The amounts in this column represent the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating the values of the awards reported in this column, see Note 19 of Notes to Consolidated Financial Statements in TSYS’ Annual Report for the year ended December 31, 2015.

(4)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on February 4, 2015 for these performance share awards for the performance period from January 1, 2015 through December 31, 2017. Vesting will occur upon the Committee’s certification subsequent to December 31, 2017 of the level of attainment of certain performance measures, based on TSYS’ total shareholder return relative to the S&P 500 and adjusted EPS from continuing operations. Dividend equivalents equal to cash dividends will be credited to these performance shares and will be paid out in the form of TSYS stock to the extent that the performance shares are earned.

(5)	The amounts shown represent the threshold, target and maximum payout amounts that were determined by the payout schedule approved by the Compensation Committee on August 5, 2015 for this performance share award for three successive one-year performance periods from August 1, 2015 through July 31, 2018. Vesting of one-third of the performance shares will occur for each of three installments upon the Committee’s certification subsequent to July 31, 2016, July 31, 2017 and July 31, 2018 of the level of attainment of certain performance measures based on TSYS’ total shareholder return relative to the S&P 500 for each performance period. Dividend equivalents equal to cash dividends will be credited to these performance shares and will be paid out in the form of TSYS stock to the extent that the performance shares are earned.

(6)	These restricted stock award shares vest in two annual installments of one-half (1/2) each, beginning on the first anniversary of the grant date. Dividends are paid on the restricted stock award shares.

(7)	These shares are fully vested shares of common stock. Dividends are paid on these shares.

40    TSYS  -  2016 Proxy Statement

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
M. Troy Woods	4/1/2013	—	37,865	24.44	3/31/2023
	3/18/2014	42,206	85,695	30.83	3/17/2024
	8/1/2014	15,604	31,686	31.96	7/31/2024
	2/27/2015	—	141,236	38.20	2/26/2025
									14,380	(3)	$716,124
									5,282	(4)	263,044
									26,728	(5)	1,331,030
Paul M. Todd	3/15/2011	5,654	—	17.57	3/14/2021
	3/29/2012	14,401	—	22.91	3/28/2022
	4/1/2013	15,763	7,765	24.44	3/31/2023
	3/18/2014	8,660	17,584	30.83	3/17/2024
	2/27/2015	—	33,791	38.20	2/26/2025
									2,951	(3)	146,935
									6,395	(5)	318,471
									18,830	(6)	937,709
William A. Pruett	4/1/2013	—	19,024	24.44	3/31/2023
	3/18/2014	21,413	43,478	30.83	3/17/2024
	2/27/2015	—	44,398	38.20	2/26/2025
									7,296	(3)	363,316
									8,402	(5)	418,420
Patricia A. Watson	9/18/2015	—	27,640	46.31	2/26/2025	14,036	(7)	$698,993
									5,193	(5)	258,611
G. Sanders Griffith, III	4/1/2013	—	18,472	24.44	3/31/2023
	3/18/2014	—	41,836	30.83	3/17/2024
	2/27/2015	—	37,346	38.20	2/26/2025
									7,020	(3)	349,596
									7,068	(5)	351,962
(1)	For better understanding of this table, we have included an additional column showing the grant date of the stock options, which was the date that the Compensation Committee met and granted each stock option award shown in the table other than the stock option award to Mr. Woods on August 1, 2014, which was approved by the Compensation Committee on June 23, 2014.

(2)	All of the stock options set forth in this column other than the stock options granted to Ms. Watson are the remaining unvested portions of stock option grants that, under the terms of the grant, were to vest in three equal annual installments of one-third each beginning on the first anniversary of the grant date. These unvested stock options vest as follows: the stock options granted in 2013 vest on the third anniversary of the grant date, the stock options granted in 2014 vest in two equal annual installments on the second and third anniversaries of the grant date, and the stock options granted to all of the named executives other than Ms. Watson in 2015 vest in three equal annual installments beginning on the first anniversary of the grant date. The stock options granted to Ms. Watson in 2015 vest in three equal annual installments on February 27, 2016, February 27, 2017 and February 27, 2018.

(3)	These amounts represent the number of performance shares awarded March 18, 2014 that will vest if the threshold level of performance is attained for the performance period from January 1, 2014 through December 31, 2016. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2016 of the level of attainment of certain performance measures, which measures are based on revenues before reimbursable items and adjusted EPS from continuing operations.

(4)	This amount represents the number of performance shares, awarded to Mr. Woods on June 23, 2014 effective August 1, 2014 as a supplemental 2014 LTIP award upon his promotion to Chief Executive Officer, that will vest if the threshold level of performance is attained for the performance period from January 1, 2014 through December 31, 2016. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2016 of the level of attainment of certain performance measures, which measures are based on revenues before reimbursable items and adjusted EPS from continuing operations.

(5)	These amounts represent the number of performance shares that will vest if the threshold level of performance is attained for the performance period from January 1, 2015 through December 31, 2017. Vesting will occur upon the Compensation Committee’s certification subsequent to December 31, 2017 of the level of attainment of certain performance measures, which measures are based on TSYS’ total shareholder return relative to the S&P 500 and adjusted EPS from continuing operations. The performance shares were awarded to all of the named executive officers other than Ms. Watson on February 27, 2015 and to Ms. Watson on September 18, 2015 in connection with her employment with TSYS.

(6)

This amount represents the number of performance shares, awarded to Mr. Todd on August 5, 2015 as a supplemental 2015 LTIP award in connection with his promotion to Chief Financial Officer in 2014, that will vest in equal installments over three successive one-year

TSYS  -  2016 Proxy Statement    41

performance periods upon the Compensation Committee’s certification of the level of attainment of certain performance measures based on TSYS’ total shareholder return relative to the S&P 500 for the performance period.

(7)	This amount is the number of shares of restricted stock awarded to Ms. Watson on September 18, 2015 in connection with her employment with TSYS.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number and corresponding value realized during 2015 with respect to stock option exercises and performance shares that vested for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
M. Troy Woods	613,607	$19,709,019	54,050	$2,170,648
Paul M. Todd	—	—	11,085	445,174
William A. Pruett	174,576	4,023,106	27,154	1,090,505
Patricia A. Watson	—	—	7,000	324,170
G. Sanders Griffith, III	178,151	3,587,096	26,367	1,058,899
(1)	The value realized on exercise of stock options means the amount equal to the number of shares acquired upon exercise multiplied by the difference between the exercise price and the closing price of TSYS stock on the NYSE on the date of the stock option exercise.

(2)	The value realized on vesting of performance shares means the amount equal to the number of shares acquired upon vesting multiplied by the closing price of TSYS stock on the NYSE on the date of vesting. For each named executive officer other than Ms. Watson, the amounts in this column include performance shares, the performance periods for which ended on December 31, 2015 and the performance measures for which were certified by the Committee on January 29, 2016. For Ms. Watson, the amount in this column includes the value of fully vested shares awarded to her on September 18, 2015.

2015 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(3)
M. Troy Woods	$320,340	$67,615	$(43,981)	—	$3,627,486
Paul M. Todd	—	12,093	2,651	—	121,082
William A. Pruett	—	21,223	(2,639)	—	807,276
Patricia A. Watson(4)	—	—	—	—	—
G. Sanders Griffith, III	—	19,723	(1,469)	—	691,340
(1)	The amount reported in this column is reported in the 2015 Summary Compensation Table for 2015 as “Salary.”

(2)	The amount reported in this column is reported in the 2015 Summary Compensation Table for 2015 as “All Other Compensation.”

(3)	Of the balances reported in this column, the amounts of $2,202,028, $7,100, $448,666, and $54,953 with respect to Mr. Woods, Mr. Todd, Mr. Pruett and Mr. Griffith, respectively, were reported in the Summary Compensation Table as “Salary” or “All Other Compensation” in previous years.

(4)	Ms. Watson will become eligible for contributions under the Deferred Compensation Plan in 2016.

The Deferred Compensation Plan replaces benefits lost by executives under the qualified Retirement Savings Plan due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Compensation Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are substantially similar to the mutual funds available in the qualified Retirement Savings Plan. Deferred Compensation Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive.

42    TSYS  -  2016 Proxy Statement

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE-IN-CONTROL

None of our named executive officers has an employment agreement. We have entered into change of control agreements with our named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of TSYS’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of TSYS, a merger of TSYS with another company, or a reorganization, sale or similar transaction, unless the former shareholders of TSYS own more than 60% of the surviving entity. For purposes of these agreements, a constructive termination is a voluntary termination for good reason when there is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefits.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts will be paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three-year period following the second triggering event. In addition, each executive except Ms. Watson will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The Compensation Committee has adopted a policy pursuant to which it will no longer make tax gross-up payments to executive officers, which policy is applicable to new agreements and agreements that are materially amended, and as such Ms. Watson’s change of control agreement does not contain a gross-up provision. In addition, our equity award agreements with named executive officers require actual or constructive termination of employment in addition to a change of control before acceleration of vesting is triggered and beginning in 2012 all award agreements provide for vesting on a pro rata basis. The following table quantifies the estimated amounts that would be payable under the change of control and equity award agreements, assuming the triggering events occurred on December 31, 2015.

	3x Base Salary	3-Years Short-Term Incentive Award	Pro Rata Target Short- Term Incentive Award	Health & Welfare Benefits	Stock Award Vesting(1)		Stock Option Vesting(2)		Excise Tax Gross-up	Total
M. Troy Woods	$2,529,000	$1,830,237	$1,053,750	$56,052	$2,192,860	(3)	$3,201,005	(3)	—	$10,862,904
Paul M. Todd	1,383,000	665,223	391,850	56,052	581,104		649,061		$1,278,605	5,004,895
William A. Pruett	1,590,000	1,148,139	450,500	56,052	763,367	(3)	1,463,020	(3)	—	5,471,078
Patricia A. Watson	1,425,000	900,000	300,000	56,052	173,968		10,611		—	2,264,677	(4)
G. Sanders Griffith, III	1,528,500	894,173	433,075	56,052	700,752	(3)	1,393,126	(3)	—	5,005,678
(1)	Estimated by multiplying the equity awards that vest upon termination in connection with a change of control by the fair market value of TSYS stock on December 31, 2015.

(2)	Estimated by multiplying the number of options that vest upon termination in connection with a change of control by the difference in the fair market value of TSYS stock on December 31, 2015 and the exercise price.

(3)	Vesting determined by applicable retirement vesting schedule because executive was eligible to retire on date of assumed triggering events.

(4)	Capped at maximum amount payable without incurring an excise tax under Section 4999 of the IRC.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about TSYS. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

The Nonqualified Deferred Compensation table sets forth the amount and form of deferred compensation benefits that the named executive officers would be entitled to receive upon their termination of employment.

TSYS  -  2016 Proxy Statement    43

In addition to vesting upon actual or constructive termination of employment in connection with a change of control (on a pro rata basis beginning in 2012), outstanding stock options and performance share and restricted stock awards may vest when named executive officers terminate employment under other circumstances as follows:

•	Stock options held by the named executive officers generally vest upon death or disability and continue to vest upon retirement after attaining age 65, or age 62 with 15 or more years of service; and

•	Performance share awards vest at target upon death or disability and continue to vest in accordance with actual performance upon retirement after attaining age 65, or age 62 with 15 or more years of service; provided, however, that the amount paid will be a pro rata portion based on the date of death or disability and, in certain circumstances, the date of retirement.

The Committee also has discretionary authority to vest equity awards.

Compensation Committee Interlocks and Insider Participation

Mr. Cloninger, Mr. Driver and Mr. Lampton served on the Compensation Committee during 2015. None of these individuals is or has been an officer or employee of TSYS. During 2015, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of TSYS served.

44    TSYS  -  2016 Proxy Statement

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

We are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers as described in the Executive Compensation section found on pages 24 to 44 of this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay for Performance	• Tying a significant portion of each named executive officer’s targeted total direct compensation to the achievement of performance goals

Alignment with Shareholder Interests	• Establishing performance metrics under our LTIP and AIP that are designed to focus executives on the strategic objectives of TSYS

Commitment to Compensation “Best Practices”	• Minimal executive perquisites • Clawback policy for incentive compensation awards • Stock ownership requirements • No tax gross-up policy for new agreements

Attract and Retain Top Talent	• Competing effectively for the highest quality people who will determine our long-term success

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to TSYS’ long-term success.

We are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of TSYS approve, on an advisory basis, the compensation of TSYS’ named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement for TSYS’ 2016 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although the advisory vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will continue to review and consider the voting results when making future decisions regarding our executive compensation program. In addition, the Board and the Committee intend to continue our annual shareholder outreach program pursuant to which we discuss, or offer to discuss, with all shareholders holding 1% or more of TSYS’ shares their views on compensation related matters so that we can also consider them when making future decisions about our executive compensation program. The Board has determined to hold annual advisory votes on executive compensation. Accordingly, the next advisory vote on executive compensation will occur at the 2017 Annual Meeting of Shareholders, unless the Board modifies its policy on the frequency of holding such advisory votes.

The Board of Directors Recommends That You Vote “FOR” the Approval of the Advisory Resolution Approving the Compensation of Our Named Executive Officers.

TSYS  -  2016 Proxy Statement    45

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of TSYS stock held by the only known holders of more than 5% of the outstanding shares of TSYS stock as of December 31, 2015. The share ownership shown in the table below was obtained from SEC Schedule 13G filings by each of the owners set forth in the table below.

Name and Address of Beneficial Owner	Shares of TSYS Stock Beneficially Owned as of 12/31/15	Percentage of Outstanding Shares of TSYS Stock Beneficially Owned as of 12/31/15
BlackRock, Inc.	10,959,560(1)	6.0%
55 East 52nd Street
New York, New York 10055
FMR LLC	12,643,870(2)	6.9%
245 Summer Street
Boston, Massachusetts 02210
Synovus Financial Corp.	14,285,218(3)	7.8%
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
The Vanguard Group	14,776,500(4)	8.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
(1)	As of December 31, 2015, BlackRock, Inc. and its subsidiaries possessed sole voting power with respect to 9,485,395 TSYS shares and sole investment power with respect to 10,959,560 TSYS shares.

(2)	As of December 31, 2015, FMR LLC and its subsidiaries possessed sole voting power with respect to 861,947 TSYS shares and sole investment power with respect to 12,643,870 TSYS shares.

(3)	As of December 31, 2015, Synovus and its subsidiaries possessed sole voting power with respect to 13,465,161 TSYS shares, shared voting power with respect to 31,238 TSYS shares, sole investment power with respect to 14,126,327 TSYS shares and shared investment power with respect to 158,891 TSYS shares.

(4)	As of December 31, 2015, The Vanguard Group and its subsidiaries possessed sole voting power with respect to 310,280 TSYS shares, sole investment power with respect to 14,442,115 TSYS shares, sole voting power with respect to 16,300 shares and shared investment power with respect to 334,385 TSYS shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSYS’ officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.

To TSYS’ knowledge, based solely on its review of such reports submitted to TSYS, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2015 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

ADDITIONAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose

This Proxy Statement is being made available or mailed to TSYS shareholders beginning on or about March 16, 2016. The TSYS Board of Directors is soliciting proxies to be used at the 2016 Annual Meeting of TSYS Shareholders which will be held on April 28, 2016 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

46    TSYS  -  2016 Proxy Statement

Who Can Vote

You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 19, 2016, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 19, 2016, 183,168,798 shares of TSYS stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you are a shareholder of record and properly submit a proxy card or submit a proxy by telephone or via the Internet but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies:

•	FOR the election of all of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2016 (Proposal 2); and

•	FOR the approval, on an advisory basis, of the compensation of TSYS’ named executive officers (Proposal 3).

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by valid proxies received by phone, Internet or mail will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

Required Votes

Election of Directors (Proposal 1)

Our bylaws provide a majority vote standard for uncontested director elections. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If shareholders do not elect a nominee who is serving as a director, Georgia law provides that the director would continue to serve on the Board as a “hold over director.” Under our Corporate Governance Guidelines, an incumbent director that is not elected is expected to tender, promptly following certification of the voting results, his or her resignation from the Board, which resignation may be conditioned on Board acceptance of the resignation. In addition, our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have agreed to tender, promptly following the failure to receive the required vote for election to the Board, an irrevocable resignation that will be effective upon Board acceptance of the resignation. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation within 90 days from the certification of the voting results and promptly publicly disclose its decision. A director who tenders his or her resignation will not participate in the Committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation.

All Other Proposals

The affirmative vote of a majority of the votes cast is also needed to ratify the appointment of KPMG LLP as TSYS’ independent auditor for 2016 (Proposal 2) and approve the advisory vote on the compensation of TSYS’ named executive officers (Proposal 3).

TSYS  -  2016 Proxy Statement    47

Abstentions and Broker Non-Votes

Under certain circumstances, banks, brokers or other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank, broker or other nominee has authority to vote its shares on uninstructed matters is determined by the rules of the New York Stock Exchange. We expect that banks, brokers and other nominees will be able to exercise discretionary authority to vote on Proposal 2, but will not have discretion to vote on Proposals 1 and 3. As such, if you do not provide voting instructions to your bank, broker or other nominee, your bank, broker or other nominee may only vote your shares on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of any of the Proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. If you wish to vote your shares in person at our Annual Meeting, you may either bring your proxy card or Notice of Internet Availability to the meeting or request a ballot at the meeting. To vote by proxy, you may select one of the following options:

Vote By Internet

You can vote your shares on the Internet until 11:59 p.m. Eastern Time on April 27, 2016. The website for Internet voting is shown on your proxy card or Notice of Internet Availability, as applicable. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card if you received one.

You can also vote your shares on the Internet by scanning the QR code shown on your proxy card or Notice of Internet Availability, as applicable, with your mobile device.

Vote By Telephone

You can vote your shares by telephone until 11:59 p.m. Eastern Time on April 27, 2016 by calling the toll-free telephone number (at no cost to you) shown on your proxy card or Notice of Internet Availability, as applicable. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card if you received one.

Vote By Mail

If you received your proxy materials by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you hold shares in your own name and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by: (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting; (2) voting again by telephone or on the Internet before 11:59 p.m. Eastern Time on April 27, 2016; or (3) attending the Annual Meeting in person and casting a ballot.

If your TSYS shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Tuesday, April 28, 2016 at 10:00 a.m. Eastern Time in the TSYS Riverfront Campus Auditorium, One TSYS Way, Columbus, Georgia. Directions to the auditorium can be obtained on our website at http://annualreport.tsys.com.

48    TSYS  -  2016 Proxy Statement

Shareholder Proposals and Nominations

In order for a shareholder proposal to be considered for inclusion in TSYS’ Proxy Statement for the 2017 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 16, 2016. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in TSYS’ Proxy Statement for the 2017 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 29, 2016 and not later than January 28, 2017. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; any material interest you have in the proposal; and a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to bring the matter before the meeting.

The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; a representation that you are a shareholder of record entitled to vote at the meeting and that you intend to appear in person or by proxy at the meeting to nominate the person or persons named in the notice; any arrangements between you and each proposed nominee and any other person pursuant to which the nomination is being made; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

Financial Information

Detailed financial information for TSYS and its subsidiaries for its 2015 fiscal year is included in TSYS’ 2015 Annual Report that is being provided to TSYS’ shareholders together with this Proxy Statement. The Annual Report and this Proxy Statement are also posted to our website at http://annualreport.tsys.com.

Solicitation of Proxies

TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, TSYS has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $12,500, plus reimbursement of reasonable out-of-pocket expenses.

Householding

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report will be delivered to multiple shareholders sharing an address unless you notify us or your broker or bank to the contrary;

•

You can contact TSYS by calling (706) 644-4918 or by writing Senior Director of Investor Relations, Total System Services, Inc., P.O. Box 2567, Columbus, Georgia 31902 to request a separate copy of the Notice of Internet

TSYS  -  2016 Proxy Statement    49

Availability of Proxy Materials or Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

The above Notice of Annual Meeting and Proxy Statement are sent by Order of the TSYS Board of Directors.

M. Troy Woods

Chairman, President and

Chief Executive Officer

March 16, 2016

50    TSYS  -  2016 Proxy Statement

TOTAL SYSTEM SERVICES, INC. P.O. BOX 2506 COLUMBUS, GA 31902-2506

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by TSYS in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TSYS, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E00371-P72491-Z67094 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TOTAL SYSTEM SERVICES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1.	Election of 13 Nominees as Directors:		For	Against	Abstain

	1a. James H. Blanchard		☐	☐	☐			For	Against	Abstain

	1b. Kriss Cloninger III		☐	☐	☐		1i. Philip W. Tomlinson	☐	☐	☐

	1c. Walter W. Driver, Jr.		☐	☐	☐		1j. John T. Turner	☐	☐	☐

	1d. Sidney E. Harris		☐	☐	☐		1k. Richard W. Ussery	☐	☐	☐

	1e. William M. Isaac		☐	☐	☐		1l. M. Troy Woods	☐	☐	☐

	1f. Pamela A. Joseph		☐	☐	☐		1m. James D. Yancey	☐	☐	☐

	1g. Mason H. Lampton		☐	☐	☐	2.	Ratification of the appointment of KPMG LLP as TSYS’ independent auditor for the year 2016.	☐	☐	☐
	1h. Connie D. McDaniel		☐	☐	☐	3.	Approval of the advisory resolution to approve executive compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	The undersigned hereby acknowledges receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revokes all Proxies previously given by the undersigned for the ANNUAL MEETING.

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Shareholders:

The Notice and Proxy Statement and the 2015 Annual Report to Shareholders are available at:

http://annualreport.tsys.com

E00372-P72491-Z67094

TOTAL SYSTEM SERVICES, INC.

POST OFFICE BOX 2506, COLUMBUS, GEORGIA 31902-2506

ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD April 28, 2016

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

By signing on the reverse side, I hereby appoint Dorenda K. Weaver and Joseph J. Bialoncik as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 19, 2016 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 28th day of April, 2016, and at any adjournments or postponements thereof.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side.)